                               EXPLANATORY NOTE

On September 28, 1999, Annaly Mortgage Management, Inc. ("we" or "us") filed with the Securities and Exchange Commission a prospectus supplement pursuant to Rule 424(b) under the Securities Act. As a result of electronic transmission errors beyond our control, certain pages from the prospectus supplement were not filed with the Commission.

In accordance with Rule 103 of Regulation S-T, we are correcting this error by filing a complete version of the prospectus supplement. The information in the attached prospectus supplement is provided as of September 27, 1999 and has not been updated since that date. This filing is being made solely for the purpose of filing the information omitted from the prior filing.

We have not sold any shares pursuant to the attached prospectus supplement.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement is not complete and may be + +changed. This prospectus supplement is not an offer to sell securities and is + +not soliciting an offer to buy these securities in any jurisdiction where the +
+offer or sale is not permitted.                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1999

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 16, 1999)

                                5,000,000 Shares

                        ANNALY MORTGAGE MANAGEMENT, INC.
                                  COMMON STOCK

  This is a public offering of shares of common stock of Annaly Mortgage Management, Inc. All of the shares of common stock offered for sale in this prospectus supplement are being issued and sold by us.

  Our common stock is traded on the New York Stock Exchange under the symbol
"NLY". On     , 1999, the last reported sale price of our common stock on the
New York Stock Exchange was $     per share.

  See "Risk Factors" beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus to read about certain factors you should consider before buying shares of our common stock.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................    $       $
Underwriting discounts..........................................    $       $
Proceeds, before expenses, to us................................    $       $

  The underwriters may, under certain circumstances, purchase up to an additional 750,000 shares of our common stock from us at the public offering price less the underwriting discount.

  The underwriters expect to deliver the shares against payment in New York,
New York on     , 1999.

  You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell the common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates of this prospectus supplement and the accompanying prospectus.

Friedman Billings Ramsey

                               Schroder & Co. Inc.

                                                      Tucker Anthony Cleary Gull

          The date of this Prospectus Supplement is September   , 1999

                               TABLE OF CONTENTS

Prospectus Supplement
---------------------
PROSPECTUS SUPPLEMENT SUMMARY......................................      S-1
RISK FACTORS.......................................................      S-6
USE OF PROCEEDS....................................................      S-7
DIVIDEND POLICY....................................................      S-7
PRICE RANGE OF COMMON STOCK........................................      S-7
CAPITALIZATION.....................................................      S-8
SELECTED FINANCIAL DATA............................................      S-9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS..............................................     S-10
BUSINESS STRATEGY..................................................     S-22
MANAGEMENT.........................................................     S-36
UNDERWRITING.......................................................     S-37
LEGAL MATTERS......................................................     S-38
EXPERTS............................................................     S-38
INDEX TO FINANCIAL STATEMENTS......................................      F-1

Prospectus
----------
ABOUT THIS PROSPECTUS..............................................        3
PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995...................        3
ABOUT ANNALY MORTGAGE MANAGEMENT, INC..............................        3
RISK FACTORS.......................................................        5
USE OF PROCEEDS....................................................       11
DESCRIPTION OF STOCK...............................................       12
FEDERAL INCOME TAX CONSIDERATIONS..................................       16
PLAN OF DISTRIBUTION...............................................       24
EXPERTS............................................................       25
LEGAL MATTERS......................................................       25
WHERE YOU CAN FIND MORE INFORMATION................................       25
INCORPORATION OF CERTAIN DOCUMENT BY REFERENCE.....................       26

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary highlights selected information from this prospectus supplement and the prospectus and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the prospectus, as well the information which is incorporated by reference in this prospectus, in their entireties. You should carefully consider the factors set forth under "Risk Factors" in this prospectus supplement and the prospectus. Unless otherwise specified, the information in this prospectus supplement assumes that the underwriters do not exercise the over-allotment option described herein under "Underwriting."

                                  THE COMPANY

Background

     We own and manage a portfolio of mortgage-backed securities, including mortgage pass-through certificates, collateralized mortgage obligations (or
CMOs) and other securities representing interests in or obligations backed by pools of mortgage loans. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our mortgage-backed securities and the costs of borrowing to finance our acquisition of mortgage-backed securities. We have elected to be taxed as a real estate investment trust (or REIT) under the Internal Revenue Code. Therefore, substantially all of our assets consist of qualified REIT real estate assets (of the type described in Section 856(c)(6)(B) of the Internal Revenue
Code). We commenced operations on February 18, 1997. We are self-advised and self-managed.

     We have financed our purchases of mortgage-backed securities with the net proceeds of equity offerings and borrowings under repurchase agreements whose interest rates adjust based on changes in short-term market interest rates. We plan to finance additional purchases of mortgage-backed securities with the proceeds of this offering, future offerings and future borrowings.

Assets

     Under our capital investment policy, at least 75% of our total assets must be comprised of high-quality mortgage-backed securities and short-term investments. High quality securities means securities (1) that are rated within one of the two highest rating categories by at least one of the nationally recognized rating agencies, (2) that are unrated but are guaranteed by the United States government or an agency of the United States government, or (3) that are unrated but are determined by us to be of comparable quality to rated high quality mortgage-backed securities.

     The remainder of our assets, comprising not more than 25% of our total assets, may consist of other qualified REIT real estate assets which are unrated or rated less than high quality but which are at least "investment grade" (rated "BBB" or better by Standard & Poor's Corporation (S&P) or the equivalent by another nationally recognized rating agency) or, if not rated, are determined by us to be of comparable credit quality to an investment which is rated "BBB" or better.

     We may acquire mortgage-backed securities backed by single-family residential mortgage loans as well as securities backed by loans on multi-family, commercial or other real estate-related properties. To date, all of the mortgage-backed securities that we have acquired have been backed by single-family residential mortgage loans.

     To date, all of the securities that we have acquired have been agency mortgage-backed securities which, although not rated, carry an implied "AAA" rating. Agency mortgage-backed securities are mortgage-backed securities for which a government agency or federally chartered corporation, such as the Federal Home Loan Mortgage Corporation (or FHLMC), the Federal National Mortgage Association (or FNMA) or the Government National Mortgage Association (or GNMA), guarantees payments of principal or interest on the securities. Agency mortgage-backed securities consist of agency pass-through certificates and CMOs issued or guaranteed by an agency. Pass-through certificates provide for a pass-through of the monthly interest and principal payments made by the borrowers on the underlying mortgage loans. CMOs divide a pool of mortgage loans into multiple tranches with different principal and interest payment characteristics.

     At June 30, 1999, approximately 40% of our mortgage-backed securities were adjustable-rate pass-though certificates, approximately 36% of our mortgage-backed securities were fixed-rate pass-through certificates or CMOs, and approximately 24% of our mortgage-backed securities were CMO floaters. Our adjustable-rate pass-through certificates are backed by adjustable-rate mortgage loans and have coupon rates which adjust over time, subject to interest rate caps and lag periods, in conjunction with changes in short-term interest rates. CMO floaters are tranches of mortgage loans where the interest rates on the CMO floaters adjust in conjunction with changes in short-term interest rates. CMO floaters may be backed by fixed-rate mortgage loans or, less often, by adjustable-rate mortgage loans. In this prospectus supplement, except where the context indicates otherwise, we use the term "adjustable-rate securities" or "adjustable-rate mortgage-backed securities" to refer to adjustable-rate pass-through certificates and CMO floaters. At June 30, 1999, the weighted average yield on our portfolio of earning assets was 6.21%, and the weighted average term to next rate adjustment was 11 months.

     We intend to continue to invest in adjustable-rate pass-through certificates, fixed-rate mortgage-backed securities and CMO floaters. Although we have not done so to date, we may also invest on a limited basis in mortgage derivative securities representing the right to receive interest only or a disproportionately large amount of interest. We have not and will not invest in real estate mortgage investment conduit (or REMIC) residuals, other CMO residuals or any mortgage-backed securities, such as inverse floaters, which have imbedded leverage as part of their structural characteristics.

Borrowings

     We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate mortgage-backed securities. However, periodic rate adjustments on our borrowings are generally more frequent than rate adjustments on our mortgage-backed securities. At June 30, 1999, the weighted average cost of funds for all of our borrowings was 4.87%, the weighted average original term to next rate adjustment of these borrowings was 72 days, and the weighted average term to next rate adjustment of these borrowings was 24 days.

     We generally expect to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although the ratio may vary from time to time depending upon market conditions and other factors that our management deems relevant. For purposes of calculating this ratio, our equity is equal to the value of our investment portfolio on a mark-to-market basis, less the book value of our obligations under repurchase agreements and other collateralized borrowings. At June 30, 1999, our ratio of debt-to-equity was 11.8:1.

Hedging

     To the extent consistent with our election to qualify as a REIT, we may enter into hedging transactions to attempt to protect our mortgage-backed securities and related borrowings against the effects of major interest rate changes. This hedging would be used to mitigate declines in the market value of our mortgage-backed securities during periods of increasing or decreasing interest rates and to limit or cap the rates on our borrowings. These transactions would be entered into solely for the purpose of hedging interest rate or prepayment risk and not for speculative purposes. To date, we have not entered into any hedging transactions.

Compliance With REIT and Investment Company Requirements

     We constantly monitor our mortgage-backed securities and the income from these securities and, to the extent we enter into hedging transactions in the future, will monitor income from our hedging transactions as well, so as to ensure at all times that we maintain our qualification as a REIT and our exempt status under the Investment Company Act.

Management

     Our executive officers are:

     .    Michael A.J. Farrell, Chairman of the Board and Chief Executive
          Officer

     .    Timothy J. Guba, President and Chief Operating Officer

     . Wellington J. St. Claire, Vice Chairman of the Board and Chief Investment Officer

     .    Kathryn F. Fagan, Chief Financial Officer and Treasurer

     Messrs. Farrell and Guba and Ms. St. Claire have an average of 17 years experience in the investment banking and investment management industries where, in various capacities, they have each managed portfolios of mortgage-backed securities, arranged collateralized borrowings and utilized hedging techniques
to mitigate interest rate and other risk within fixed-income portfolios.   Ms.
Fagan is a certified public accountant and, prior to becoming our Chief Financial Officer and Treasurer, served as Chief Financial Officer and Controller of a publicly owned savings and loan association. Since 1994, Messrs. Farrell and Guba and Ms. St. Claire have managed Fixed Income Discount Advisory Company (or FIDAC), a registered investment advisor which, at June 30, 1999, managed, assisted in managing or supervised approximately $1.4 billion in gross assets for a wide array of clients, of which, at that date, approximately $450 million was managed on a discretionary basis.

     Management's duties on behalf of FIDAC's clients may create conflicts of interest if members of management are presented with corporate opportunities that may benefit both us and clients for which FIDAC acts as investment advisor. In the event that an investment opportunity arises, the investment will be allocated to another entity or us by determining the entity or account for which the investment is most suitable. In making this determination, our management will consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors
which management determines appropriate.   See pages 9 and 10 of the
accompanying prospectus for more details regarding potential conflicts of interest.

Distributions

     To maintain our qualification as a REIT, we must distribute substantially all of our taxable income to our stockholders for each year. We have done this in the past and intend to continue to do so in the future. We also have declared and paid regular quarterly dividends in the past and intend to do so in the future. We have adopted a dividend reinvestment plan to enable holders of common stock to reinvest dividends automatically in additional shares of common stock.

                                 THE OFFERING

Common stock offered by us                                 5,000,000 shares/(1)/

Common stock to be outstanding
after the offering...................................      17,898,082 shares/(1)(2)(3)/

Use of proceeds......................................      We intend to use the proceeds of
                                                           this offering to purchase
                                                           mortgage-backed securities.  We
                                                           then intend to increase our
                                                           investment assets by borrowing
                                                           against these mortgage-backed
                                                           securities and using the proceeds
                                                           to acquire additional
                                                           mortgage-backed securities.

New York Stock Exchange symbol.......................      NLY

_________________

(1)  Assumes no exercise of the underwriters' over-allotment option.
(2) Based upon the number of shares outstanding as of September 22, 1999. Includes 89,919 shares of common stock issued on July 27, 1999, 735 shares issued on August 30, 1999 and 109,880 shares issued on August 31, 1999 pursuant to our dividend reinvestment and share purchase plan.
(3) Does not include 552,136 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Stock Incentive Plan.


                                 RISK FACTORS

     You should carefully consider all of the information set forth in this prospectus supplement and in the accompanying prospectus. In particular, you should evaluate the risk factors involved in connection with an investment in our common stock and the impact from various events that could adversely affect
our business.   See "Risk Factors" in this prospectus supplement and the
prospectus.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed in this prospectus supplement, the prospectus and in the information incorporated by reference in this prospectus supplement and the prospectus may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors, including those set forth under the caption "Risk Factors" in this prospectus supplement and the accompanying prospectus, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

                         SUMMARY FINANCIAL INFORMATION
               (dollars in thousands, except for per share data)

     The financial data set forth below should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

                                                        At or              At or             At or                 At or
                                                     For the Six        For the Six       For the Year        For the Period
                                                        Months            Months            Ended            February 18, 1997
                                                        Ended            Ended June        December          (inception) to
                                                    June 30, 1999        30, 1998          31, 1999          December 31, 1997
                                                 ------------------------------------------------------------------------------
Statement of Operations Data:
  Days in period                                             181                181                 365                     317
  Interest income                                    $    44,280        $    43,841         $    89,986             $    24,713
  Interest expense                                        34,017             36,491              75,735                  19,677
                                                 ------------------------------------------------------------------------------
  Net interest income                                $    10,263        $     7,350         $    14,251             $     5,036
  Gain on sale of mortgage-backed securities                  90              1,723               3,344                     735
  General and administrative expenses
    (G&A expenses)                                         1,171                978               2,106                     852
  Net income                                         $     9,182        $     8,095         $    15,489             $     4,919
                                                 ==============================================================================
  Net income per average share                       $      0.72        $      0.64         $      1.22             $      0.83
  Dividends declared per average share               $      0.68        $      0.64         $      1.21             $      0.79

Balance Sheet Data:
  Mortgage-backed securities, net                    $ 1,474,104        $ 1,566,188         $ 1,520,289             $ 1,161,779
  Total assets                                         1,481,962          1,628,922           1,527,352               1,167,740
  Repurchase agreements                                1,344,740          1,416,268           1,280,510                 918,869
  Total liabilities                                    1,368,370          1,497,777           1,401,481               1,032,654
  Stockholders' equity                                   113,592            131,145             125,871                 135,086
  Number of common shares outstanding                 12,697,548         12,757,674          12,648,424              12,713,900

Other Data:
  Average total assets                               $ 1,510,687        $ 1,433,517         $ 1,499,875             $   476,855
  Average borrowings                                   1,377,908          1,304,153           1,360,040                 404,140
  Average equity                                         123,112            133,089             131,265                  61,096
  Yield on average interest earning assets for
   the period (1)                                           5.89%              6.13%               6.16%                   6.34%

  Cost of funds on average interest bearing
   liabilities for the period (1)                           4.94%              5.60%               5.57%                   5.61%

  Interest rate spread                                      0.95%              0.53%               0.59%                   0.73%
  Efficiency ratio (G&A expenses/net interest
   income)                                                 11.41%             13.31%              14.78%                  16.92%

Annualized Financial Ratios: (1)
  Net interest margin                                       1.36%              1.02%               0.95%                   1.22%
  G&A expenses as a percentage of average
   assets                                                   0.15%              0.14%               0.14%                   0.21%
  G&A expenses as a percentage of average equity            1.90%              1.47%               1.60%                   1.61%
  Return on average assets                                  1.22%              1.13%               1.03%                   1.19%
  Return on average equity                                 14.92%             12.16%              11.80%                   9.27%

_______________

(1) Ratios for the six months ended June 30, 1999 and 1998 and for the period February 18, 1997 (inception) to December 31, 1997 have been annualized.

                                 RISK FACTORS


     You should carefully evaluate the risk factors involved in an investment in our common stock and the impact from various events that could adversely affect our business. These risk factors are described in detail commencing on page 5 of the accompanying prospectus. It is important that you carefully review and consider these risk factors, together with the other information in this prospectus supplement and the accompanying prospectus, in determining whether to invest in our common stock.

 .    If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, it may adversely affect our profitability

     - Differences in timing of interest rate adjustments on our mortgage-backed securities and our borrowings may adversely affect our profitability
     - Interest rate caps on our mortgage-backed securities may adversely affect our profitability
     - Because we acquire fixed-rate securities, an increase in interest rates may adversely affect our profitability

 .    An increase in prepayment rates may adversely affect our profitability

 .    An increase in interest rates may adversely affect our book value

 .    Our strategy involves significant leverage

     -    Our leverage may cause substantial losses
     - Our leverage may cause margin calls and defaults and force us to sell assets under adverse market conditions
     -    Liquidation of collateral may jeopardize our REIT status
     -    We may exceed our target leverage ratios
     -    We may not be able to achieve our optimal leverage
     - We may incur increased borrowing costs which would adversely affect our profitability

 .    If we are unable to renew our borrowings at favorable rates, our profitability may be adversely affected

 .    We have not used derivatives to mitigate our interest rate and prepayment risks

 .    Our investment strategy may involve credit risk

 .    Because of competition, we may not be able to acquire mortgage-backed securities at favorable yields

 .    We are dependent on our key personnel

 .    Some of our officers and employees have potential conflicts of interest

     - Some of our directors and officers have ownership interests in our affiliates that create potential conflicts of interest
     -    Our officers and employees manage assets for other clients

 .    We and our shareholders are subject to certain tax risks

     -    Our failure to qualify as a REIT would have adverse tax consequences
     -    We have certain distribution requirements
     -    We are also subject to other tax liabilities

 .    Loss of our Investment Company Act exemption would adversely affect us

 .    Issuances of large amounts of our stock could cause our share price to decline

 .    We may change our investment policies without stockholder approval

 .    We are subject to the year 2000 risk

                                USE OF PROCEEDS

     We intend to use the proceeds of this offering to purchase mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

                                DIVIDEND POLICY

     We intend to distribute substantially all of our taxable income with respect to each year (which does not ordinarily equal net income as calculated in accordance with GAAP) to our stockholders to comply with the REIT provisions of the Internal Revenue Code. We intend to declare regular quarterly dividends. We intend that any taxable income remaining after the distribution of the final regular quarterly dividend each year will be distributed together with the first regular quarterly dividend payment of the following taxable year or in a prior special dividend distribution. Our dividend policy may be revised at the discretion of our Board of Directors. Any distributions that we will make will be at the discretion of our Board of Directors and will depend on our taxable earnings, our financial condition, maintenance of our REIT status and other factors that our Board of Directors deems relevant.

     The level of quarterly dividends is based on a number of factors and should not be deemed indicative of taxable income for the quarter in which declared or future quarters or of income calculated in accordance with GAAP. All dividends that we declare following the closing of this offering will be payable to holders of the common stock, subject to the terms of any other class of capital stock that we may issue in the future.

     Distributions to stockholders will generally be subject to tax as ordinary income, although a portion of these distributions may be designated by us as capital gain or may constitute a tax-free return of capital. We do not intend to declare dividends that would result in a return of capital. We will annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

     We have adopted a dividend reinvestment plan to enable our stockholders to have their dividends reinvested automatically in additional shares of our common stock.

                          PRICE RANGE OF COMMON STOCK

     Our common stock trades on the New York Stock Exchange under the symbol "NLY."

     The following table sets forth the high and low sale prices of our common stock for the periods indicated, as reported by the New York Stock Exchange, and per share dividend distributions we made for the periods indicated.

                                                                                     Price                     Dividend
                                                                                     -----
                                                                             High              Low          Distributions
                                                                             ----              ---          -------------
1997
Fourth Quarter (beginning October 8, 1997)...........................      $12-13/16          $     10            $0.220

1998
First Quarter........................................................         11-3/4                10             0.320
Second Quarter.......................................................        11-5/16           8-11/16             0.320
Third Quarter........................................................           9                6-3/4             0.270
Fourth Quarter.......................................................           9                6-1/8             0.315

1999
First Quarter........................................................         10-1/4           7-15/16             0.330
Second Quarter.......................................................         11-3/8            9-5/16             0.350
Third Quarter (through _______ ___)..................................

     On _______________, 1999, the last reported sale price of our common stock was ________ per share.

                                CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1999, on an actual and as adjusted basis to give effect to the sale of the shares of common stock offered by this prospectus supplement. You should read this table in conjunction with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus supplement.

     Our capitalization, at June 30, 1999, and as adjusted to reflect the sale of the 5,000,000 shares of common stock that we are offering under this prospectus supplement, is as follows:

                                                                                            As Adjusted for the
                                                                          Actual (1)          Offering (1) (2)
                                                                          ----------          ----------------
Common Stock, par value $0.01 per share:
Authorized - 100,000,000 shares
     Outstanding - 12,697,548 (as adjusted                               $    128,071 (3)       $    178,071 (3)
          17,697,548 shares)........................................
Additional Paid in Capital..........................................      132,966,180
Accumulated other comprehensive income..............................      (19,428,328)           (19,428,328)
Shares repurchased at cost (109,600 shares)                                  (903,163)              (903,163)
Retained earnings...................................................          829,147                829,147
                                                                         -------------           ------------
       Total........................................................     $113,591,907
                                                                         =============           ============

_______________

(1) Does not include 552,136 shares of common stock issuable upon the exercise of options granted pursuant to our Long-Term Stock Incentive Plan.
(2)  Assumes no exercise of the underwriters' over-allotment option.
(3)  Includes 109,600 shares repurchased by us.

                            SELECTED FINANCIAL DATA
               (dollars in thousands, except for per share data)

     The following selected financial data is derived from our unaudited financial statements for the six months ended June 30, 1999 and 1998 and our audited financial statements for the year ended December 31, 1998 and the period from February 18, 1997 (inception) to December 31, 1997. The selected financial data should be read in conjunction with the more detailed information contained in our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement.

                                                                                                                    At or For
                                                         At or              At or              At or               the Period
                                                      For the Six        For the Six        For the Year       February 18, 1997
                                                      Months Ended       Months Ended      Ended December       (inception) to
                                                     June 30, 1999      June 30, 1998         31, 1998         December 31, 1997
                                                  --------------------------------------------------------------------------------
Statement of Operations Data:
  Days in period                                                181               181                365                     317
  Interest income                                       $    44,280       $    43,841        $    89,986             $    24,713
  Interest expense                                           34,017            36,491             75,735                  19,677
                                                  ------------------------------------------------------------------------------
  Net interest income                                   $    10,263       $     7,350        $    14,251             $     5,036
  Gain on sale of mortgage-backed securities                     90             1,723              3,344                     735
  General and administrative expenses
   (G&A expenses)                                             1,171               978              2,106                     852
                                                  ------------------------------------------------------------------------------
  Net income                                            $     9,182       $     8,095        $    15,489             $     4,919
                                                  ==============================================================================
  Net income per average share                          $      0.72       $      0.64        $      1.22             $      0.83
  Dividends declared per average share                  $      0.68       $      0.64        $      1.21             $      0.79
Balance Sheet Data:
  Mortgage-backed securities, net                       $ 1,474,104       $ 1,566,188        $ 1,520,289             $ 1,161,779
  Total assets                                            1,481,962         1,628,922          1,527,352               1,167,740
  Repurchase agreements                                   1,344,740         1,416,268          1,280,510                 918,869
  Total liabilities                                       1,368,370         1,497,777          1,401,481               1,032,654
  Stockholders' equity                                      113,592           131,145            125,871                 135,086
  Number of common shares outstanding                    12,697,548        12,757,674         12,648,424              12,713,900
Other Data:
  Average total assets                                  $ 1,510,687       $ 1,433,517        $ 1,499,875             $   476,855
  Average borrowings                                      1,377,908         1,304,153          1,360,040                 404,140
  Average equity                                            123,112           133,089            131,265                  61,096
  Yield on average interest earning assets for the             5.89%             6.13%              6.16%                   6.34%
   period (1)
  Cost of funds on average interest bearing                    4.94%             5.60%              5.57%                   5.61%
   liabilities for  the period (1)
  Interest rate spread                                         0.95%             0.53%              0.59%                   0.73%
  Efficiency ratio (G&A expenses/net interest                 11.41%            13.31%             14.78%                  16.92%
   income)
Annualized Financial Ratios: (1)
  Net interest margin                                          1.36%             1.02%              0.95%                   1.22%
  G&A expenses as a percentage of average                      0.15%             0.14%              0.14%                   0.21%
   assets
  G&A expenses as a percentage of average equity               1.90%             1.47%              1.60%                   1.61%
  Return on average assets                                     1.22%             1.13%              1.03%                   1.19%
  Return on average equity                                    14.92%            12.16%             11.80%                   9.27%

______________
(1) Ratios for the six months ended June 30, 1999 and 1998 and for the period February 18, 1997 (inception) to December 31, 1997 have been annualized.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     We are a real estate investment trust that owns and manages a portfolio of mortgage-backed securities. Our principal business objective is to generate net income for distribution to our stockholders from the spread between the interest income on our mortgage-backed securities and the costs of borrowing to finance our acquisition of mortgage-backed securities.

     We commenced operations on February 18, 1997 upon the consummation of a private placement. We completed our initial public offering on October 14, 1997.

     The 317-day period ended December 31, 1997 was a short operating period and not a full twelve months. Also, average assets for the period ended December 31, 1997 totaled $476.9 million, whereas average assets for the year ended December 31, 1998 totaled $1.5 billion. As a result, the comparison of net income for the period ended February 18, 1997 and the year ended December 31, 1998 may show changes that may not be indicative of future periods.

Results of Operations: For the Six Months Ended June 30, 1999 and 1998, and the Year ended December 31, 1998 and the Period February 18, 1997 (inception) through December 31, 1997

     Net Income Summary

     For the six months ended June 30, 1999, our GAAP net income was $9.2 million, or $0.72 basic earnings per average share, as compared to $8.1 million, or $0.64 basic earnings per average share, for the six months ended June 30, 1998. We compute our GAAP net income per share by dividing net income by the weighted average number of shares of outstanding common stock during the period, which was 12,677,718 for the six months ended June 30, 1999 and 12,742,623 for the six months ended June 30, 1998. Dividends per weighted average number of shares outstanding for the six months ended June 30, 1999 was $0.68 per share, or $8.6 million in total. Dividends per weighted average number of shares outstanding for the six months ended June 30, 1998 was $0.64 per share, or $8.2 million in total. Our return on average equity was 14.92% on an annualized basis for the six months ended June 30, 1999 and 12.16% on an annualized basis for the six months ended June 30, 1998.

     Taxable Income and GAAP Income

     For the six months ended June 30, 1999 and 1998, our income as calculated for tax purposes (taxable income) differed from income as calculated according to GAAP (GAAP income). Our taxable income for the six months ended June 30, 1999 was approximately $9.5 million, or $0.75 per share, as compared to taxable income of $8.0 million, or $0.63 per share, for the six months ended June 30, 1998. The differences were in the calculations of premium and discount amortization, gains on sale of mortgage-backed securities, and general and administrative expenses.

     The distinction between taxable income and GAAP income is important to our stockholders because dividends are declared on the basis of taxable income. While we do not pay taxes so long as we satisfy the requirements for exemption from taxation pursuant to the REIT provisions of the Internal Revenue Code, each year we complete a corporate tax form on which taxable income is calculated as if we were to be taxed. This taxable income level determines the amount of
dividends we can pay out over time.   The table below presents the major
differences between our GAAP and taxable income for the six months ended June 30, 1999 and 1998, the year ended December 31, 1998, and the period ended December 31, 1997.

                                Taxable Income
                                --------------

                                              Taxable General       Taxable        Taxable Gain
                                                    &               Mortgage         on Sale of
                                 GAAP Net      Administrative     Amortization       Securities      Taxable Net
                                  Income         Differences       Differences      Differences        Income
                                  ------         -----------       -----------      -----------        ------
                                                        (dollars in thousands)
For the Six Months Ended
   June 30, 1999                   $ 9,182              $2             $ 328              ($1)          $ 9,511
For  the Six Months Ended
   June 30, 1998                   $ 8,095              $3             $ 302            ($394)          $ 8,006
--------------------------------------------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998                $15,489              $6             $ 959           $   23           $16,477
For the Period Ended
 December 31, 1997                 $ 4,919              $3              ($92)          $   54           $ 4,884

     Interest Income and Average Earning Asset Yield

     We had average earning assets of $1.5 billion for the six months ended June 30, 1999 and $1.4 billion for the six months ended June 30, 1998. Our primary source of income for the six months ended June 30, 1999 and 1998 was interest income. A portion of our income was generated by gains on the sales of our mortgage-backed securities. Our interest income was $44.3 million for the six months ended June 30, 1999 and $43.8 million for the six months ended June 30, 1998. Our yield on average earning assets was 5.89% and 6.13% for the same respective periods. Our average earning asset balance increased by $74.6 million for the six months ended June 30, 1999 as compared to the six months ended June 30, 1998 and the yield decreased by 0.24%. Interest income increased for the six months ended June 30, 1999 over the same period in 1998, even though the yield decreased by 0.24% because the earning assets increased significantly. The table below shows our average balance of cash equivalents and mortgage-backed securities, the yields we earned on each type of earning assets, our yield on average earning assets and our interest income for the six months ended June 30, 1999 and 1998, the year ended December 31, 1998, and the period ended December 31, 1997.

                          Average Earning Asset Yield
                          ---------------------------

                                                           Average                                Yield on
                                                          Amortized                               Average
                                                           Cost of                 Yield on     Amortized Cost   Yield on
                                             Average      Mortgage-    Average      Average      of Mortgage-    Average
                                              Cash         Backed      Earning       Cash          Backed        Earning   Interest
                                           Equivalents   Securities     Assets     Equivalents   Securities       Assets    Income
                                           -----------   ----------     ------     -----------   ----------       ------    ------
                                                                         (dollars in thousands)
For the Six Months Ended June 30, 1999          $ 2      $1,503,649    $1,503,651       4.16%       5.89%           5.89%   $44,280
For  the Six Months Ended June 30, 1998         $ 2      $1,429,028    $1,429,030       4.40%       6.13%           6.13%   $43,841
-----------------------------------------------------------------------------------------------------------------------------------
For the Year Ended December 31, 1998            $ 2      $1,461,789    $1,461,791       4.32%       6.16%           6.16%   $89,986
For the Period Ended December 31, 1997          $30      $  448,276    $  448,306       4.20%       6.34%           6.34%   $24,713

     The constant prepayment rate (or CPR) on our mortgage-backed securities for the six months ended June 30, 1999 was 22% and for the six months ended June 30, 1998 was 21%. CPR is an assumed rate of prepayment for our mortgage-backed securities, expressed as an annual rate of prepayment relative to the outstanding principal balance of our mortgage-backed securities. CPR does not purport to be either a historical description of the prepayment experience of our mortgage-backed securities or a prediction of the anticipated rate of prepayment of our mortgage-backed securities.

          Principal prepayments had a negative effect on our earning asset yield for the six months ended June 30, 1999 and 1998 because we adjust our rates of premium amortization and discount accretion monthly based upon the effective yield method, which takes into consideration changes in prepayment speeds.

          Interest Expense and the Cost of Funds

          We anticipate that our largest expense will be the cost of borrowed funds. We had average borrowed funds of $1.4 billion and total interest expense of $34.0 million for the six months ended June 30, 1999. We had average borrowed funds of $1.3 billion and total interest expense of $36.5 million for the six months ended June 30, 1998. Our average cost of funds was 4.94% for the six months ended June 30, 1999 and 5.60% for the six months ended June 30, 1998. The cost of funds rate declined 0.66% for the six months ended June 30, 1999 when compared to the six months ended June 30, 1998; consequently, interest expense decreased by 7% for the same time period.

          With our current asset/liability management strategy, changes in our cost of funds are expected to be closely correlated with changes in short-term LIBOR, although we may choose to extend the maturity of our liabilities at any time. Our average cost of funds was 0.02% below one-month LIBOR for the six months ended June 30, 1999 and 0.05% below one-month LIBOR for the six months ended June 30, 1998. We generally have structured our borrowings to adjust with one-month LIBOR because we believe that one-month LIBOR may continue to be lower than six-month LIBOR in the present interest rate environment. During the six months ended June 30, 1999, average one-month LIBOR, which was 4.96%, was 0.16% lower than average six-month LIBOR, which was 5.12%. During the six months ended June 30, 1998, average one-month LIBOR, which was 5.65%, was 0.07% lower than average six-month LIBOR, which was 5.72%.

          The table below shows our average borrowed funds and average cost of funds as compared to average one- and average six-month LIBOR for the six months ended June 30, 1999 and June 30, 1998, the year ended December 31, 1998, and period ended December 31, 1997.

                             Average Cost of Funds
                             ---------------------

                                                                                                        Average One-
                                                                                                         Month LIBOR
                                 Average                                     Average        Average      Relative to
                                Borrowed       Interest     Average Cost    One-Month      Six-Month    Average Six-
                                  Funds        Expense        of Funds        LIBOR          LIBOR       Month LIBOR
                              -----------  -------------  --------------- -----------  ------------- ----------------
                                                                       (dollars in thousands)
For the Six Months Ended
  June 30, 1999               $ 1,377,908      $ 34,017         4.94%         4.96%          5.12%         (0.16%)
For the Six Months Ended
  June 30, 1998               $ 1,304,153      $ 36,491         5.60%         5.65%          5.72%         (0.07%)
----------------------------------------------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998           $ 1,360,040      $ 75,735         5.57%         5.57%          5.54%          0.03%
For the Period Ended
  December 31, 1997           $   404,140      $ 19,677         5.61%         5.67%          5.87%         (0.20%)

                                    Average Cost
                                      of Funds        Average Cost of
                                    Relative to        Funds Relative
                                    Average One-       to Average Six-
                                     Month LIBOR        Month LIBOR
                                 -----------------  ----------------------
For the Six Months Ended
  June 30, 1999                       (0.02%)               (0.18%)
For the Six Months Ended
  June 30, 1998                       (0.05%)               (0.12%)
------------------------------------------------------------------------
For the Year Ended                        -                  0.03%
  December 31, 1998
For the Period Ended
  December 31, 1997                   (0.06%)               (0.26%)

     Net Interest Rate Agreement Expense

     We have not entered into any interest rate agreements to date. As part of our asset/liability management process, we may enter into interest rate agreements such as interest rate caps, floors or swaps. These agreements would be entered into with the intent to reduce interest rate or prepayment risk and would be designed to provide us income and capital appreciation in the event of certain changes in interest rates. However, even after entering into these agreements, we would still be exposed to interest rate and prepayment risks. We review the need for interest rate agreements on a regular basis consistent with our capital investment policy.

     Net Interest Income

     Our net interest income, which equals interest income less interest expense, totaled $10.3 million for the six months ended June 30, 1999 and $7.4 million for the six months ended June 30, 1998. Our net interest income increased because of lower funding costs for the period. This increase was partially offset by lower yields on assets. Our net interest spread, which equals the yield on our average assets for the period less the average cost of funds for the period, was 0.95% for the six months ended June 30, 1999 compared to 0.53% for the six months ended June 30, 1998. This 0.42% increase in spread income is reflected in the $2.9 million increase in net interest income. Net interest margin, which equals net interest income divided by average interest earning assets, was 1.36% on an annualized basis for the six months ended June 30, 1999 and 1.02% on an annualized basis for the six months ended June 30, 1998. The principal reason that annualized net interest margin exceeded net interest spread is that average interest earning assets exceeded average interest bearing liabilities. A portion of our assets is funded with equity rather than borrowings. We did not have any interest rate agreement expenses for the six months ended June 30, 1999 and 1998.

     The table below shows our interest income by earning asset type, average earning assets by type, total interest income, interest expense, average repurchase agreements, average cost of funds, and net interest income for the six months ended June 30, 1999 and 1998, the year ended December 31, 1998, and the period ended December 31, 1997.

                           GAAP Net Interest Income


                                 Average
                                Amortized
                                 Cost of          Interest                                                Yield on
                                 Mortgage-        Income on                     Interest                   Average        Average
                                  Backed          Mortgage-       Average       Income on      Total      Interest       Balance of
                                Securities         Backed          Cash            Cash       Interest     Earning      Repurchase
                                   Held           Securities    Equivalents     Equivalents    Income      Assets        Agreements
                             ---------------  ---------------- -------------  -------------- ---------- ------------ --------------
                                                                     (dollars in thousands)
For the Six Months Ended
  June 30, 1999              $   1,503,649     $    44,280     $     2              -        $  44,280       5.89%   $   1,377,908

For the Six Months Ended
  June 30, 1998              $   1,429,028     $    43,841     $     2              -        $  43,841       6.13%   $   1,304,153
------------------------------------------------------------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998          $   1,461,789     $    89,986     $     2              -        $  89,986       6.16%   $   1,360,040

For the Period Ended
  December 31, 1997          $     448,276     $    24.682     $    30        $    31        $  24,713       6.34%   $     404,140

                                                        Average          Net
                                          Interest      Cost of       Interest
                                          Expense        Funds         Income
                                         ---------   -------------   ----------
For the Six Months Ended
  June 30, 1999                          $  34,017        4.94%      $  10,263
For the Six Months Ended
  June 30, 1998                          $  36,491        5.60%      $   7,350
--------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998                      $  75,735        5.57%      $  14,251

For the Period Ended
  December 31, 1997                      $  19,677        5.61%      $   5,036

     Gains and Losses on Sales of Mortgage-Backed Securities

     For the six months ended June 30, 1999, we sold mortgage-backed securities with an aggregate historical amortized cost of $48.1 million for an aggregate gain of $90,413. For the six months ended June 30, 1998, we sold mortgage-backed securities with an aggregate historical amortized cost of $223.2 million for an aggregate gain of $1.7 million. As stated above, our gain on the sale of assets declined substantially. For the six months ended June 30, 1999, there was a greater emphasis on spread income and not gains. The difference between the sale price and the historical amortized cost of our mortgage-backed securities is a realized gain and increases income accordingly. We do not expect to sell assets on a frequent basis, but may from time to time sell existing assets to move into new assets which our management believes might have higher risk-adjusted returns or to manage our balance sheet as part of our asset/liability management strategy.

     Credit Losses

     We have not experienced credit losses on our mortgage-backed securities to date. We have limited our exposure to credit losses on our mortgage-backed securities by purchasing only securities, issued or guaranteed by FNMA, FHLMC or GNMA, which, although not rated, carry an implied "AAA" rating.

     General and Administrative Expenses

     G&A expenses were $1.2 million for the six months ended June 30, 1999 and $1.0 million for the six months ended June 30, 1998. Taxable G&A expenses were approximately $2,000 and $3,000 less than for GAAP purposes for the six months ended June 30, 1999 and 1998, respectively. G&A expenses increased as a percentage of average assets to 0.15% for the six months ended June 30, 1999 compared to 0.14% for the same period in the previous year. This increase was primarily attributable to an increase of $160,000 in cash compensation and benefits expense.

                GAAP G&A Expenses and Operating Expense Ratios
                ----------------------------------------------

                                          Cash                                         Total G&A            Total G&A
                                      Compensation        Other         Total        Expenses/Average     Expenses/Average
                                      and Benefits         G&A           G&A             Assets              Equity
                                        Expense          Expenses      Expenses       (annualized)         (annualized)
                                    ----------------  -------------  -----------  ------------------- ---------------------
                                                               (dollars in thousands)
For the Six Months Ended
  June 30, 1999                     $     671         $    500       $   1,171             0.15%                1.90%
For the Six Months Ended
  June 30, 1998                     $     511         $    467       $     978             0.14%                1.47%
---------------------------------------------------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998                 $   1,210         $    896       $   2,106             0.14%                1.60%
For the Period Ended
  December 31, 1997                 $     492         $    360       $     852             0.21%                1.61%


     Net Income and Return on Average Equity

     Our net income was $9.2 million for the six months ended June 30, 1999 and
$8.1 million for the six months ended June 30, 1998.   Our return on average
equity was 14.92% on an annualized basis for the six months ended June 30, 1999
and 12.16% on an annualized basis for the six months ended June 30, 1998.   The
increase in net income is a direct result of an increase in spread income. As previously mentioned, the substantial decline in interest expense was the primary reason that our earnings increased. The table below shows our net interest income, gain on sale of mortgage-backed securities and G&A expenses each as a percentage of average equity, and the return on average equity for the six months ended June 30, 1999 and June 30, 1998, the year ended December 31, 1998 and the period ended December 31, 1997.

                    Components of Return on Average Equity
                    --------------------------------------

  (Ratios for the Six Months Ended June 30, 1999 and 1998 and the Period ended
                       December 31, 1997 are annualized)

                                                                              Gain on Sale of
                                                        Net Interest          Mortgage-Backed           G&A              Return on
                                                       Income/Average        Securities/Average    Expenses/Average       Average
                                                           Equity                 Equity               Equity              Equity
                                                      ------------------  ---------------------- ------------------- --------------
     For the Six Months Ended June 30, 1999                16.67%                  0.15%                1.90%             14.92%
     For the Six Months Ended June 30, 1998                11.05%                  2.58%                1.47%             12.16%

------------------------------------------------------------------------------------------------------------------------------------
     For the Year Ended December 31, 1998                  10.85%                  2.55%                1.60%             11.80%
     For the Period Ended December 31, 1997                 9.49%                  1.39%                1.61%              9.27%

     Dividends and Taxable Income

     We have elected to be taxed as a REIT under the Internal Revenue Code. Accordingly, we have distributed substantially all of our taxable income for each year since inception to our stockholders, including income resulting from gains on sales of our mortgage-backed securities. From inception through June 30, 1999, earned taxable income exceeded dividend declarations by $2.1 million, or $0.16 per share, based on the number of shares of common stock outstanding at period end.

                               Dividend Summary
                               ----------------

                                              Weighted
                                              Average
                                               Common      Taxable Net     Dividends                                   Cumulative
                               Taxable         Shares      Income Per     Declared Per    Total    Dividend Pay-out   Undistributed
                              Net Income    Outstanding      Share           Share      Dividends     out Ratio      Taxable Income
                             ------------ -------------- -------------- -------------- ----------- ---------------- ---------------
                                                                 (dollars in thousands, except per share data)
For the Six Months Ended
  June 30, 1999              $    9,511     12,677,718      $ 0.75          $ 0.68      $    8,634        90.8%          $  2,111

For the Six Months Ended
  June 30, 1998              $    8,006     12,742,623      $ 0.63          $ 0.64      $    8,164       101.9%          $     36
-----------------------------------------------------------------------------------------------------------------------------------
For the Year Ended
  December 31, 1998          $   16,477     12,709,116      $ 1.30          $ 1.21      $   15,437        93.7%          $  1,234

For the Period Ended
  December 31, 1997          $    4,884      5,952,123      $ 0.82          $ 0.79      $    4,690        96.0%          $    194

Financial Condition

     Mortgage-Backed Securities

     All of our mortgage-backed securities at June 30, 1999 were adjustable-rate or fixed-rate mortgage-backed securities backed by single-family mortgage loans. All of the mortgage assets underlying these mortgage-backed securities were secured with a first lien position on the underlying single-family properties. All our mortgage-backed securities were FHLMC, FNMA or GNMA mortgage pass-through certificates or CMOs, which carry an implied "AAA" rating. We mark-to-market all of our earning assets at liquidation value.

     We accrete discount balances as an increase in interest income over the life of discount mortgage-backed securities and we amortize premium balances as a decrease in interest income over the life of premium mortgage-backed securities. At June 30, 1999 and 1998, we had on our balance sheet a total of $1.0 million and $648,066, respectively, of unamortized discount (which is the difference between the remaining principal value and current historical amortized cost of our mortgage-backed securities acquired at a price below principal value) and a total of $26.0 million and $27.2 million, respectively, of unamortized premium (which is the difference between the remaining principal value and the current historical amortized cost of our mortgage-backed securities acquired at a price above principal value).

     We received mortgage principal repayments of $235.8 million for the six months ended June 30, 1999 and $232.1 million for the six months ended June 30, 1998. Given our current portfolio composition, if mortgage principal prepayment rates were to increase over the life of our mortgage-backed securities, all other factors being equal, our net interest income would decrease during the life of these mortgage-backed securities as we would be required to amortize our net premium balance into income over a shorter time period. Similarly, if mortgage principal prepayment rates were to decrease over the life of our mortgage-backed securities, all other factors being equal, our net interest income would increase during the life of these mortgage-backed securities as we would amortize our net premium balance over a longer time period.

     The table below summarizes our mortgage-backed securities at June 30, 1999 and 1998, December 31, 1998, and December 31, 1997.

                          Mortgage-Backed Securities
                          --------------------------

                                                                       Amortized                       Estimated Fair    Weighted
                                                 Net       Amortized  Cost/Principal  Estimated Fair  Value/Principal     Average
                            Principal Value    Premium       Cost        Value           Value             Value           Yield
                           ----------------- ----------  ------------ -------------- --------------- ----------------- -------------
                                                          (dollars in thousands)

At June 30, 1999               $1,468,547      $24,985     $1,493,532   101.70%       $1,474,104         100.38%          6.21%

At June 30, 1998               $1,541,520      $26,532     $1,568,052   101.72%       $1,566,188         101.60%          6.50%
------------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998           $1,502,414      $24,278     $1,526,692   101.62%       $1,520,289         101.19%          6.43%

At December 31, 1997           $1,138,365      $21,390     $1,159,755   101.88%       $1,161,779         102.06%          6.57%

     The tables below set forth certain characteristics of our mortgage-backed securities. The index level for adjustable-rate mortgage-backed securities is the weighted average rate of the various short-term interest rate indices which determine the coupon rate.

           Adjustable-Rate Mortgage-Backed Security Characteristics
           --------------------------------------------------------

                                                                                                                   Principal Value
                                    Weighted                               Weighted                                at Period End
                                    Average    Weighted       Weighted   Average Term   Weighted      Weighted     as % of  Total
                        Principal   Coupon   Average Index  Average Net     to Next      Average    Average Asset  Mortgage-Backed
                          Value      Rate       Level          Margin     Adjustment   Lifetime Cap    Yield          Securities
                       ---------- ---------- -------------- ----------- ------------- ------------- ------------- ----------------
                                                                 (dollars in thousands)

At June 30, 1999       $  941,559    6.67%        4.96%         1.71%      11 months      11.00%         5.84%          64.12%

At June 30, 1998       $1,140,518    6.86%        5.20%         1.66%      15 months      10.42%         6.46%          73.98%
----------------------------------------------------------------------------------------------------------------------------------
At December 31, 1998   $1,030,654    6.84%        5.18%         1.66%      12 months      10.63%         6.42%          68.60%

At December 31, 1997   $  994,653    7.13%        5.52%         1.61%      22 months      10.78%         6.50%          87.38%


              Fixed-Rate Mortgage-Backed Security Characteristics
              ---------------------------------------------------

                                                                                                    Principal Value as %
                                                                    Weighted         Weighted            of Total
                                                                     Average         Average          Mortgage-Backed
                                              Principal Value      Coupon Rate      Asset Yield          Securities
                                            ------------------ ------------------ -------------- -------------------------
                                                                       (dollars in thousands)

          At June 30, 1999                         $526,988            6.58%          6.88%                35.88%

          At June 30, 1998                         $401,002            6.82%          6.65%                26.02%
          -------------------------------------------------------------------------------------------------------------------
          At December 31, 1998                     $471,760            6.55%          6.47%                31.40%

          At December 31, 1997                     $143,712            7.50%          7.08%                12.62%

     At June 30, 1999, June 30, 1998, December 31, 1998 and December 31, 1997,
we held mortgage-backed securities with coupons linked to the one-year and three-year Treasury Indices, one-month LIBOR and the six-month CD rate. At June 30, 1999 and December 31, 1998, we also held mortgage-backed securities with coupons linked to the five-year Treasury Index. The tables below segments our adjustable-rate mortgage-backed securities by type of adjustment index, coupon adjustment frequency and annual and lifetime cap adjustment as of those dates.


              Adjustable-Rate Mortgage-Backed Securities by Index
              ---------------------------------------------------
                                 June 30, 1999
                                 -------------

                                                                             1-Year        3-Year       5-Year
                                                One-Month    Six-Month      Treasury      Treasury     Treasury
                                                 LIBOR        CD Rate         Index         Index        Index
                                              ------------ ------------ --------------- ------------ ---------------
Weighted Average Adjustment Frequency               1 mo.       6 mo.         12 mo.         36 mo.        60 mo.
Weighted Average Term to Next Adjustment            1 mo.       3 mo.         18 mo.         16 mo.        14 mo.
Weighted Average Annual Period Cap                  None        1.00%          1.70%          1.79%         1.33%
Weighted Average Lifetime Cap at June 30,
  1999                                              9.13%      11.05%         12.02%         13.17%        11.62%
Mortgage Principal Value as Percentage of
  Mortgage-Backed Securities at  June 30, 1999     23.85%       3.16%         30.14%          6.17%         0.80%

              Adjustable-Rate Mortgage-Backed Securities by Index
              ---------------------------------------------------
                                 June 30, 1998
                                 -------------

                                                                                          1-Year        3-Year
                                                             One-Month    Six-Month      Treasury      Treasury
                                                              LIBOR        CD Rate         Index         Index
                                                           ------------ ------------ --------------- ------------
          Weighted Average Adjustment Frequency                 1 mo.        6 mo.         12 mo.         36 mo.
          Weighted Average Term to Next Adjustment              1 mo.        3 mo.         32 mo.          9 mo.
          Weighted Average Annual Period Cap                    None         1.00%          2.00%          2.00%
          Weighted Average Lifetime Cap at June 30,
            1998                                                9.15%       10.93%         11.73%         14.16%
          Mortgage Principal Value as Percentage of
            Mortgage-Backed Securities at June 30, 1998        36.24%        4.63%         32.99%          0.12%

              Adjustable-Rate Mortgage-Backed Securities by Index
              ---------------------------------------------------
                               December 31, 1998
                               -----------------

                                                                            1-Year        3-Year       5-Year
                                               One-Month    Six-Month      Treasury      Treasury     Treasury
                                                LIBOR        CD Rate         Index         Index        Index
                                             ------------ ------------ --------------- ------------ ---------------
Weighted Average Adjustment Frequency             1 mo.         6 mo.        12 mo.         36 mo.       60 mo.
Weighted Average Term to Next Adjustment          1 mo.         3 mo.        23 mo.          9 mo.        2 mo.
Weighted Average Annual Period Cap                None          1.00%         1.83%          2.00%        2.00%
Weighted Average Lifetime Cap at December
  31, 1998                                        9.16%        11.04%        11.76%         13.07%       11.57%
Mortgage Principal Value as Percentage of
  Mortgage-Backed Securities at December 31,
  1998                                           29.60%        3.73%         33.33%          1.62%        0.32%

              Adjustable-Rate Mortgage-Backed Securities by Index
              ---------------------------------------------------
                               December 31, 1997
                               -----------------

                                                                                              1-Year       3-Year
                                                          One-Month        Six-Month CD     Treasury      Treasury
                                                            LIBOR              Rate           Index        Index
                                                        ------------    ----------------- ------------  -------------
     Weighted Average Adjustment Frequency                   1 mo.             6 mo.            12 mo.       36 mo.
     Weighted Average Term to Next Adjustment                1 mo.             4 mo.            46 mo.       12 mo.
     Weighted Average Annual Period Cap                      None              2.00%             1.95%        2.00%

     Weighted Average Lifetime Cap at December
       31, 1998                                              9.21%            10.88%            11.75%       14.16%
     Mortgage Principal Value as Percentage of
       Mortgage-Backed Securities at December 31,
       1998                                                 30.94%             7.81%            48.45%        0.18%

     Interest Rate Agreements

     Interest rate agreements are assets that are carried on a balance sheet at estimated liquidation value. We have not entered into any interest rate agreements since our inception.

     Borrowings

     To date, our debt has consisted entirely of borrowings collateralized by a pledge of our mortgage-backed securities. These borrowings appear on our balance sheet as repurchase agreements. At June 30, 1999, we had established uncommitted borrowing facilities in this market with twenty-three lenders in amounts which we believe are in excess of our needs. All of our mortgage-backed securities are currently accepted as collateral for these borrowings. However, we limit our borrowings, and thus our potential asset growth, in order to maintain unused borrowing capacity and thus increase the liquidity and strength of our balance sheet.

     For the six months ended June 30, 1999 and 1998, the term to maturity of our borrowings ranged from one day to one year, with a weighted average original term to maturity of 72 days for the six months ended June 30, 1999 and 90 days for the six months ended June 30, 1998. At June 30, 1999, the weighted average cost of funds for all of our borrowings was 4.87% and the weighted average term to next rate adjustment was 24 days. At June 30, 1998, the weighted average cost of funds for all of our borrowings was 5.58% and the weighted average term to next rate adjustment was 42 days.

     Liquidity

     Liquidity, which is our ability to turn non-cash assets into cash, allows us to purchase additional mortgage-backed securities and to pledge additional assets to secure existing borrowings should the value of our pledged assets decline. Potential immediate sources of liquidity for us include cash balances and unused borrowing capacity. Unused borrowing capacity will vary over time as the market value of our mortgage-backed securities varies. Our balance sheet also generates liquidity on an on-going basis through mortgage principal repayments and net earnings held prior to payment as dividends. Should our needs ever exceed these on-going sources of liquidity plus the immediate sources of liquidity discussed above, we believe that our mortgage-backed securities could in most circumstances be sold to raise cash. The maintenance of liquidity is one of the goals of our capital investment policy. Under this policy, we limit asset growth in order to preserve unused borrowing capacity for liquidity management purposes.

     Stockholders' Equity

     We use "available-for-sale" treatment for our mortgage-backed securities; we carry these assets on our balance sheet at estimated market value rather than historical amortized cost. Based upon this "available-for-sale" treatment, our
equity base at June 30, 1999 was $113.6 million, or $8.95 per share.   If we had
used historical
amortized cost accounting, our equity base at June 30, 1999 would have been $133.0 million, or $10.48 per share. Our equity base at June 30, 1998 was $131.1 million, or $10.28 per share. If we had used historical amortized cost accounting, our equity base at June 30, 1998 would have been $133.0 million, or $10.43 per share.

     With our "available-for-sale" accounting treatment, unrealized fluctuations in market values of assets do not impact our GAAP or taxable income but rather are reflected on our balance sheet by changing the carrying value of the asset and stockholders' equity under "Accumulated Other Comprehensive Income." By accounting for our assets in this manner, we hope to provide useful information to stockholders and creditors and to preserve flexibility to sell assets in the future without having to change accounting methods.

     As a result of this mark-to-market accounting treatment, our book value and book value per share are likely to fluctuate far more than if we used historical amortized cost accounting. As a result, comparisons with companies that use historical cost accounting for some or all of their balance sheet may not be meaningful.

     The table below shows unrealized gains and losses on the mortgage-backed securities in our portfolio.

                          Unrealized Gains and Losses
                          ---------------------------

                            (dollars in thousands)

                                                                                         At December 31,     At December 31,
                                               At June 30, 1999    At June 30, 1998          1998                  1997
                                            -----------------------------------------   -------------------------------------
Unrealized Gain                               $      1,744         $      2,826         $     3,302          $     3,253
Unrealized Loss                                    (21,172)              (4,736)             (9,706)              (1,229)
                                            -----------------------------------------   -------------------------------------
Net Unrealized Loss                                (19,428)              (1,910)             (6,404)               2,024
                                            =========================================   =====================================
Net Unrealized Loss as % of
  Mortgage-Backed Securities
  Principal Value                                    (1.32%)              (0.12%)             (0.43%)               0.18%

Net Unrealized Loss as % of Mortgage-Backed
 Securities Amortized Cost                           (1.30%)              (0.12%)             (0.42%)               0.17%

     Unrealized changes in the estimated net market value of mortgage-backed securities have one direct effect on our potential earnings and dividends: positive market-to-market changes increase our equity base and allow us to increase our borrowing capacity while negative changes tend to limit borrowing capacity under our capital investment policy. A very large negative change in the net market value of our mortgage-backed securities might impair our liquidity position, requiring us to sell assets with the likely result of realized losses upon sale. "Unrealized Losses on Available for Sale Securities" was $19.4 million, or 1.30% of the amortized cost of our mortgage-backed securities at June 30, 1999. "Unrealized Losses on Available for Sale Securities" was $1.9 million or 0.12% of the amortized cost of our mortgage-backed securities at June 30, 1998.

     The table below shows our equity capital base as reported and on a historical amortized cost basis at June 30, 1999, June 30, 1998, December 31, 1998 and December 31, 1997. Issuances of common stock, the level of GAAP earnings as compared to dividends declared, and other factors influence our historical cost equity capital base. The GAAP reported equity capital base is influenced by these factors plus changes in the "Net Unrealized Losses on Assets Available for Sale" account.

                                               Stockholders' Equity
                                               --------------------
                                                                     GAAP
                               Historical      Net Unrealized       Reported         Historical         GAAP Reported
                             Amortized Cost    Gains on Assets     Equity Base     Amortized COST        Equity (Book
                              Equity Base     Available for Sale   (Book Value)    Equity Per Share    Value) Per Share
                            --------------------------------------------------------------------------------------------
                                              (dollars in thousands, except per share data)
At June 30, 1999               $  133,020          ($19,428)       $  113,592        $  10.48               $  8.95

At June 30, 1998               $  133,055           ($1,910)       $  131,145        $  10.43               $ 10.28
------------------------------------------------------------------------------------------------------------------------
At December 31, 1998           $  132,275           ($6,404)       $  125,871        $  10.46               $  9.95

At December 31, 1997           $  133,062            $2,024        $  135,086        $  10.47               $ 10.62

     Leverage

     Our debt-to-GAAP reported equity ratio at June 30, 1999 and June 30, 1998 was 11.8:1 and 10.8:1, respectively. We generally expect to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although the ratio may vary from this range from time to time based upon various factors, including our management's opinion of the level of risk of our assets and liabilities, our liquidity position, our level of unused borrowing capacity and over-collateralization levels required by lenders when we pledge assets to secure borrowings.

     Our target debt-to-GAAP reported equity ratio is determined under our capital investment policy. Should our actual debt-to-equity ratio increase above the target level due to asset acquisition or market value fluctuations in assets, we will cease to acquire new assets. Our management will, at that time, present a plan to our Board of Directors to bring us back to our target debt-to-equity ratio; in many circumstances, this would be accomplished in time by the monthly reduction of the balance of our mortgage-backed securities through principal repayments.

     Asset/Liability Management and Effect of Changes in Interest Rates

     We continually review our asset/liability management strategy with respect to interest rate risk, mortgage prepayment risk, credit risk and the related issues of capital adequacy and liquidity. We seek attractive risk-adjusted stockholder returns while maintaining a strong balance sheet.

     We seek to manage the extent to which our net income changes as a function of changes in interest rates by matching adjustable-rate assets with variable-rate borrowings. In addition, although we have not done so to date, we may seek to mitigate the potential impact on net income of periodic and lifetime coupon adjustment restrictions in our portfolio of mortgage-backed securities by entering into interest rate agreements such as interest rate caps and interest rate swaps.

     Changes in interest rates may also have an effect on the rate of mortgage principal prepayments and, as a result, prepayments on mortgage-backed securities. We will seek to mitigate the effect of changes in the mortgage principal repayment rate by balancing assets we purchase at a premium with assets we purchase at a discount. To date, the aggregate premium exceeds the aggregate discount on our mortgage-backed securities. As a result, prepayments, which result in the expensing of unamortized premium, will reduce our net income compared to what net income would be absent such prepayments.

Status of Year 2000 Compliance

     We have made an ongoing effort to protect against the year 2000 risk. The year 2000 risk arises because certain computer programs have been written using two digits rather than four to define the applicable years. Consequently, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations.

     We have engaged a consultant to assist us in protecting against the year 2000 risk. With the assistance of the consultant, we have reviewed the ability of our computers and computer programs to recognize properly and handle dates in the year 2000 and have completed upgrades, as appropriate. In addition, we have reviewed all the date fields embedded in our internally developed spreadsheets, databases and other programs and have determined that these programs are using four-digit years in reference to dates. Therefore, we believe that all of our equipment and internal systems are year 2000 compliant. To date, we have incurred minimal costs to become year 2000 compliant.

     We believe that most of our exposure to year 2000 issues involves the readiness of third parties. Each third party is subject to the year 2000 risk. We have surveyed pertinent third parties for their compliance. As a result of communications with these third parties, we believe that they are spending the appropriate and necessary resources to try to identify year 2000 issues and to resolve them or mitigate their impact to the best of their ability as they are identified.

                               BUSINESS STRATEGY

General

     Our principal business objective is to generate income for distribution to our stockholders, primarily from the net cash flows on our mortgage-backed securities. Our net cash flows result primarily from the difference between the interest income on our mortgage-backed security investments and our borrowing costs on our mortgage-backed securities. To achieve our business objective and generate dividend yields, our strategy is:

     . to purchase mortgage-backed securities, the majority of which we expect to have adjustable interest rates based on changes in short-term market interest rates;

     .  to acquire mortgage-backed securities that we believe:

        -  we have the necessary expertise to evaluate and manage;

        -  we can readily finance;

        - are consistent with our balance sheet guidelines and risk management objectives; and

        -  provide attractive investment returns in a range of scenarios;

     . to finance purchases of mortgage-backed securities with the proceeds of equity offerings and, to the extent permitted by our capital investment policy, to utilize leverage to increase potential returns to stockholders through borrowings (primarily under repurchase agreements);

     . to attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities;

     . to seek to minimize prepayment risk by structuring a diversified portfolio with a variety of prepayment characteristics and through other means; and

     . to issue new equity or debt and increase the size of our balance sheet when opportunities in the market for mortgage-backed securities are likely to allow growth in earnings per share.

     We believe we are able to obtain cost efficiencies through our facilities-sharing arrangement with FIDAC and by virtue of our management's experience in managing portfolios of mortgage-backed securities and arranging collateralized borrowings. We will strive to become even more cost-efficient over time by:

     . seeking to raise additional capital from time to time in order to increase our ability to invest in mortgage-backed securities;

     . striving to lower our effective borrowing costs over time by seeking direct funding with collateralized lenders, rather than using financial intermediaries, and investigating the possibility of using commercial paper and medium term note programs;

     . improving the efficiency of our balance sheet structure by investigating the issuance of uncollateralized subordinated debt, preferred stock and other forms of capital; and

     . utilizing information technology to the fullest extent possible in our business, including to improve our ability to monitor the performance of our mortgage-backed securities and to lower our operating costs.

Mortgage-Backed Securities

     General

     To date, all of the mortgage-backed securities that we have acquired have been agency mortgage-backed securities which, although not rated, carry an implied "AAA" rating. Agency mortgage-backed securities are mortgage-backed securities where a government agency or federally chartered corporation, such as FHLMC, FNMA or GNMA, guarantees payments of principal or interest on the securities. Agency mortgage-backed securities consist of agency pass-through certificates and CMOs issued or guaranteed by an agency.

     Even though we have only acquired securities with an implied "AAA" rating so far, under our capital investment policy we have the ability to acquire securities of lower quality. Under our policy, at least 75% of our total assets must be high quality mortgage-backed securities and short-term investments.
High quality securities means securities (1) that are rated within one of the two highest rating categories by at least one of the nationally recognized rating agencies, (2) that are unrated but are guaranteed by the United States government or an agency of the United States government, or (3) that are unrated or whose ratings have not been updated but that our management determines are of comparable quality to rated high quality mortgage-backed securities.

     Under our capital investment policy, the remainder of our assets, comprising not more than 25% of total assets, may consist of mortgage-backed securities and other qualified REIT real estate assets which are unrated or rated less than high quality, but which are at least "investment grade" (rated "BBB" or better by S&P or the equivalent by another nationally recognized rating organization) or, if not rated, are by our determination of comparable credit quality to an investment which is rated "BBB" or better. We intend to structure our portfolio to maintain a minimum weighted average rating (including our deemed comparable ratings for unrated mortgage-backed securities) of our mortgage-backed securities of at least single "A" under the S&P rating system and at the comparable level under the other rating systems.

     Our allocation of investments among the permitted investment types may vary from time-to-time based on the evaluation by our Board of Directors of economic and market trends and our perception of the relative values available from these types of investments, except that in no event will our investments that are not high quality exceed 25% of our total assets.

     We acquire only those mortgage-backed securities that we believe we have the necessary expertise to evaluate and manage, that are consistent with our balance sheet guidelines and risk management objectives and that we believe we can readily finance. Since we generally hold the mortgage-backed securities we acquire until maturity, we generally do not seek to acquire assets whose investment returns are attractive in only a limited range of scenarios. We believe that future interest rates and mortgage prepayment rates are very difficult to predict. Therefore, we seek to acquire mortgage-backed securities which we believe will provide acceptable returns over a broad range of interest rate and prepayment scenarios.

     Our mortgage-backed securities consist of pass-through certificates and collateralized mortgage obligations (or CMOs) issued or guaranteed by FHLMC, FNMA or GNMA. We have not and will not invest in REMIC residuals, other CMO residuals or mortgage-backed securities, such as inverse floaters, which have imbedded leverage as part of their structural characteristics.

     Description of Mortgage-Backed Securities

     The mortgage-backed securities that we acquire provide funds for mortgage loans made primarily to residential homeowners. Our securities generally represent interests in pools of mortgage loans made by savings and loan institutions, mortgage bankers, commercial banks and other mortgage lenders. These pools of mortgage loans are assembled for sale to investors (like us) by various government, government-related and private organizations.

     Mortgage-backed securities differ from other forms of traditional debt securities, which normally provide for periodic payments of interest in fixed amounts with principal payments at maturity or on specified call dates.
Instead, mortgage-backed securities provide for a monthly payment, which consists of both interest and principal. In effect, these payments are a "pass-through" of the monthly interest and principal payments made by the individual borrower on the mortgage loans, net of any fees paid to the issuer or guarantor of the securities. Additional payments result from prepayments of principal upon the sale, refinancing or foreclosure of the underlying residential property, net of fees or costs which may be incurred. Some mortgage-backed securities, such as securities issued by GNMA, are described as "modified pass-through." These securities entitle the holder to receive all interest and principal payments owed on the mortgage pool, net of certain fees, regardless of whether or not the mortgagors actually make mortgage payments when due.

     The investment characteristics of pass-through mortgage-backed securities differ from those of traditional fixed-income securities. The major differences include the payment of interest and principal on the mortgage-backed securities on a more frequent schedule, as described above, and the possibility that principal may be prepaid at any time due to prepayments on the underlying mortgage loans or other assets. These differences can result in significantly greater price and yield volatility than is the case with traditional fixed-income securities.

     The occurrence of mortgage prepayments is affected by various factors including the level of interest rates, general economic conditions, the age of the mortgage loan, the location of the property and other social and demographic conditions. Generally prepayments on mortgage-backed securities increase during periods of falling mortgage interest rates and decrease during periods of rising mortgage interest rates. We may reinvest prepayments at higher or lower interest rates than the original investment, thus affecting the yield of our investments.

     To the extent mortgage-backed securities are purchased at a premium, faster than expected prepayments would result in a faster than expected amortization of the premium paid. Conversely, if these securities were purchased at a discount, faster than expected prepayments would accelerate our recognition of income.

     CMOs may allow for shifting of prepayment risk from slower-paying tranches to faster-paying tranches. This is in contrast to mortgage pass-through certificates where all investors share equally in all payments, including all prepayments, on the underlying mortgages.

     FHLMC Certificates

     FHLMC is a privately-owned government-sponsored enterprise created pursuant to an Act of Congress on July 24, 1970. The principal activity of FHLMC currently consists of the purchase of mortgage loans or participation interests in these loans and the resale of the loans and participations in the form of guaranteed mortgage-backed securities. FHLMC guarantees to each holder of FHLMC certificates the timely payment of interest at the applicable pass-through rate and ultimate collection of all principal on the holder's pro rata share of the unpaid principal balance of the related mortgage loans, but does not guarantee the timely payment of scheduled principal of the underlying mortgage loans. The obligations of FHLMC under our guarantees are solely those of FHLMC and are not backed by the full faith and credit of the United States. If FHLMC were unable to satisfy these obligations, distributions to holders of FHLMC certificates would consist solely of payments and other recoveries on the underlying Mortgage Loans and, accordingly, monthly distributions to holders of FHLMC certificates would be affected by delinquent payments and defaults on such Mortgage Loans.

     FHLMC certificates may be backed by pools of single-family mortgage loans or multi-family mortgage loans. These underlying mortgage loans may have original terms to maturity of up to 40 years. FHLMC certificates may be issued under cash programs (composed of mortgage loans purchased from a number of sellers) or guarantor programs (composed of mortgage loans purchased from one seller in exchange for participation certificates representing interests in the mortgage loans purchased).

     FHLMC certificates may pay interest at a fixed rate or an adjustable rate. The interest rate paid on adjustable-rate FHLMC certificates (or FHLMC ARMs) adjusts periodically within 60 days prior to the month in which the interest rates on the underlying mortgage loans adjust. The interest rates paid on certificates issued under FHLMC's standard ARM programs adjust in relation to the Treasury index. Other specified indices used in FHLMC ARM programs include the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FHLMC ARM certificates equal the applicable index rate plus a specified number of basis points. The majority of series of FHLMC ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest adjustments.

Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FHLMC programs include mortgage loans which allow the borrower to convert the adjustable mortgage interest rate to a fixed rate. Adjustable-rate mortgages which are converted into fixed-rate mortgage loans are repurchased by FHLMC or by the seller of the loan to FHLMC at the unpaid principal balance of the loan plus accrued interest to the due date of the last adjustable rate interest payment.

     FNMA Certificates

     FNMA is a privately-owned, federally-chartered corporation organized and existing under the Federal National Mortgage Association Charter Act. FNMA provides funds to the mortgage market primarily by purchasing home mortgage loans from local lenders, thereby replenishing their funds for additional lending. FNMA guarantees to the registered holder of a FNMA certificate that it will distribute amounts representing scheduled principal and interest on the mortgage loans in the pool underlying the FNMA certificate, whether or not received, and the full principal amount of any such mortgage loan foreclosed or otherwise finally liquidated, whether or not the principal amount is actually received. The obligations of FNMA under its guarantees are solely those of FNMA and are not backed by the full faith and credit of the United States. If FNMA were unable to satisfy its obligations, distributions to holders of FNMA certificates would consist solely of payments and other recoveries on the underlying mortgage loans and, accordingly, monthly distributions to holders of FNMA certificates would be affected by delinquent payments and defaults on these mortgage loans.

     FNMA certificates may be backed by pools of single-family or multi-family mortgage loans. The original terms to maturities of the mortgage loans generally do not exceed 40 years. FNMA certificates may pay interest at a fixed rate or an adjustable rate. Each series of FNMA ARM certificates bears an initial interest rate and margin tied to an index based on all loans in the related pool, less a fixed percentage representing servicing compensation and FNMA's guarantee fee. The specified index used in different series has included the Treasury Index, the 11th District Cost of Funds Index published by the Federal Home Loan Bank of San Francisco, LIBOR and other indices. Interest rates paid on fully-indexed FNMA ARM certificates equal the applicable index rate plus a specified number of basis points. The majority of series of FNMA ARM certificates issued to date have evidenced pools of mortgage loans with monthly, semi-annual or annual interest rate adjustments. Adjustments in the interest rates paid are generally limited to an annual increase or decrease of either 100 or 200 basis points and to a lifetime cap of 500 or 600 basis points over the initial interest rate. Certain FNMA programs include mortgage loans which allow the borrower to convert the adjustable mortgage interest rate of the ARM to a fixed rate. Adjustable-rate mortgages which are converted into fixed-rate mortgage loans are repurchased by FNMA or by the seller of the loans to FNMA at the unpaid principal of the loan plus accrued interest to the due date of the last adjustable rate interest payment. Adjustments to the interest rates on FNMA ARM certificates are typically subject to lifetime caps and periodic rate or payment caps.

     GNMA Certificates

     GNMA is a wholly owned corporate instrumentality of the United States within the Department of Housing and Urban Development (or HUD). The National Housing Act of 1934 authorizes GNMA to guarantee the timely payment of the principal of and interest on certificates which represent an interest in a pool of mortgages insured by the Federal Housing Administration (or FHA) or partially guaranteed by the Department of Veterans Affairs and other loans eligible for inclusion in mortgage pools underlying GNMA certificates. Section 306(g) of the Housing Act provides that the full faith and credit of the United States is pledged to the payment of all amounts which may be required to be paid under any guaranty by GNMA.

     At present, most GNMA certificates are backed by single-family mortgage loans. The interest rate paid on GNMA certificates may be a fixed rate or an adjustable rate. The interest rate on GNMA certificates issued under GNMA's standard ARM program adjusts annually in relation to the Treasury index. Adjustments in the interest rate are generally limited to an annual increase or decrease of 100 basis points and to a lifetime cap of 500 basis points over the initial coupon rate.

     Single-Family and Multi-Family Privately-Issued Certificates

     Single-family and multi-family privately-issued certificates are pass-through certificates that are not issued by one of the agencies and that are backed by a pool of conventional single-family or multi-family mortgage loans. These certificates are issued by originators of, investors in, and other owners of mortgage loans, including savings and loan associations, savings banks, commercial banks, mortgage banks, investment banks and special purpose "conduit" subsidiaries of these institutions.

     While agency pass-through certificates are backed by the express obligation or guarantee of one of the agencies, as described above, privately-issued certificates are generally covered by one or more forms of private (i.e., non-governmental) credit enhancements. These credit enhancements provide an extra layer of loss coverage in the event that losses are incurred upon foreclosure sales or other liquidations of underlying mortgaged properties in amounts that exceed the equity holder's equity interest in the property. Forms of credit enhancements include limited issuer guarantees, reserve funds, private mortgage guaranty pool insurance, over-collateralization and subordination.

     Subordination is a form of credit enhancement frequently used and involves the issuance of classes of senior and subordinated mortgage-backed securities. These classes are structured into a hierarchy to allocate losses on the underlying mortgage loans and also for defining priority of rights to payment of principal and interest. Typically, one or more classes of senior securities are created which are rated in one of the two highest rating levels by one or more nationally recognized rating agencies and which are supported by one or more classes of mezzanine securities and subordinated securities that bear losses on the underlying loans prior to the classes of senior securities. Mezzanine securities, as used in this prospectus, refers to classes that are rated below the two highest levels but no lower than a single "B" level under the S&P rating system (or comparable level under other rating systems) and are supported by one or more classes of subordinated securities which bear realized losses prior to the classes of mezzanine securities. Subordinated securities, as used in this prospectus, refers to any class that bears the "first loss" from losses from underlying mortgage loans or that is rated below a single "B" level (or, if unrated, we deem it to be below that level). In some cases, only classes of senior securities and subordinated securities are issued. By adjusting the priority of interest and principal payments on each class of a given series of senior-subordinated mortgage-backed securities, issuers are able to create classes of mortgage-backed securities with varying degrees of credit exposure, prepayment exposure and potential total return, tailored to meet the needs of sophisticated institutional investors.

     Collateralized Mortgage Obligations and Multi-Class Pass-Through Securities

     We may also invest in collateralized mortgage obligations (or CMOs) and multi-class pass-through securities. CMOs are debt obligations issued by special purpose entities that are secured by mortgage-backed certificates, including, in many cases, certificates issued by government and government-related guarantors, including, GNMA, FNMA and FHLMC, together with certain funds and other collateral. Multi-class pass-through securities are equity interests in a trust composed of mortgage loans or other mortgage-backed securities. Payments of principal and interest on underlying collateral provide the funds to pay debt service on the CMO or make scheduled distributions on the multi-class pass-through securities. CMOs and multi-class pass-through securities may be issued by agencies or instrumentalities of the U.S. Government or by private organizations. The discussion of CMOs in the following paragraphs is similarly applicable to multi-class pass-through securities.

     In a CMO, a series of bonds or certificates is issued in multiple classes. Each class of CMOs, often referred to as a "tranche," is issued at a specific coupon rate (which, as discussed below, may be an adjustable rate subject to a cap) and has a stated maturity or final distribution date. Principal prepayments on collateral underlying a CMO may cause it to be retired substantially earlier than the stated maturity or final distribution date. Interest is paid or accrues on all classes of a CMO on a monthly, quarterly or semi-annual basis. The principal and interest on underlying mortgages may be allocated among the several classes of a series of a CMO in many ways. In a common structure, payments of principal, including any principal prepayments, on the underlying mortgages are applied to the classes of the series of a CMO in the order of their respective stated maturities or final distribution dates, so that no payment of principal will be made on any class of a CMO until all other classes having an earlier stated maturity or final distribution date have been paid in full.

     Other types of CMO issues include classes such as parallel pay CMOs, some of which, such as planned amortization class CMOs (or PAC bonds), provide protection against prepayment uncertainty. Parallel pay CMOs are structured to provide payments of principal on certain payment dates to more than one class. These simultaneous payments are taken into account in calculating the stated maturity date or final distribution date of each class which, as with other CMO structures, must be retired by its stated maturity date or final distribution date but may be retired earlier. PAC bonds generally require payment of a specified amount of principal on each payment date so long as prepayment speeds on the underlying collateral fall within a specified range. PAC bonds are always parallel pay CMOs with the required principal payment on the securities having the highest priority after interest has been paid to all classes.

     Other types of CMO issues include targeted amortization class CMOs (or TAC bonds), which are similar to PAC bonds. While PAC bonds maintain their amortization schedule within a specified range of prepayment speeds, TAC bonds are generally targeted to a narrow range of prepayment speeds or a specified prepayment speed. TAC bonds can provide protection against prepayment uncertainty since cash flows generated from higher prepayments of the underlying mortgage-related assets are applied to the various other pass-through tranches so as to allow the TAC bonds to maintain their amortization schedule.

     A CMO may be subject to the issuer's right to redeem the CMO prior to its stated maturity date, which may have the effect of diminishing the anticipated return on our investment. Privately-issued CMOs are supported by private credit enhancements similar to those used for privately-issued certificates and are often issued as senior-subordinated mortgage-backed securities. We will only acquire CMOs or multi-class pass-through certificates that constitute debt obligations or beneficial ownership in grantor trusts holding mortgage loans, or regular interests in REMICs, or that otherwise constitute qualified REIT real estate assets under the Internal Revenue Code (provided that we have obtained a favorable opinion of our tax advisor or a ruling from the IRS to that effect).

Adjustable-Rate Mortgage Pass-Through Certificates and Floating Rate Mortgage-Backed Securities (or "Floaters")

     Most of the mortgage pass-through certificates we acquire are adjustable-rate mortgage pass-through certificates. This means that their interest rates may vary over time based upon changes in an objective index, such as:

     . LIBOR or the London Interbank Offered Rate. The interest rate that banks in London offer for deposits in London of U.S. dollars.

     . Treasury Index. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

     . CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

These indices generally reflect short-term interest rates. The underlying mortgages for adjustable-rate mortgage pass-through certificates are adjustable-rate mortgage loans (or ARMs).

     We also acquire "floating rate CMOs" or "floaters." One or more tranches of a CMO may have coupon rates that reset periodically at a specified increment over an index such as LIBOR. These adjustable-rate tranches are sometime known as "floating-rate CMOs" or "floaters" and may be backed by fixed or adjustable-rate mortgages. To date, fixed-rate mortgages have been more commonly utilized for this purpose.

     Adjustable-rate mortgage pass-through certificates and floating-rate CMOs are typically issued with lifetime caps on the coupon rate. These caps, similar to the caps on ARMs, represent a ceiling beyond which the coupon rate on an adjustable-rate mortgage pass-through certificate or a floating-rate CMO may not increase regardless of increases in the interest rate index on which the adjustable-rate mortgage pass-through certificate or floating-rate CMO is based.

     There are two main categories of indices for adjustable-rate mortgage pass-through certificates and floaters: (1) those based on U.S. Treasury securities, and (2) those derived from calculated measures such as a cost of funds index or a moving average of mortgage rates. Commonly utilized indices include the one-year Treasury note rate, the three-month Treasury bill rate, the six-month Treasury bill rate, rates on long-term Treasury securities, the 11th District Federal Home Loan Bank Costs of Funds Index, the National Median Cost of Funds Index, one-month or three-month LIBOR, the prime rate of a specific bank, or commercial paper rates. Some indices, such as the one-year Treasury rate, closely mirror changes in market interest rate levels. Others, such as the 11th District Home Loan Bank Cost of Funds Index, tend to lag changes in market interest rate levels. We seek to diversify our investments in adjustable-rate mortgage pass-through certificates and floaters among a variety of indices and reset periods so that we are not at any one time unduly exposed to the risk of interest rate fluctuations. In selecting adjustable-rate mortgage pass-through certificates and floaters for investment, we will also consider the liquidity of the market for the different mortgage-backed securities.

     We believe that adjustable-rate mortgage pass-through certificates and floaters are particularly well-suited to our investment objective of high current income, consistent with modest volatility of net asset value, because the value of adjustable-rate mortgage pass-through certificates and floaters generally remains relatively stable as compared to traditional fixed-rate debt securities paying comparable rates of interest. While the value of adjustable-rate mortgage pass-through certificates and floaters, like other debt securities, generally varies inversely with changes in market interest rates (increasing in value during periods of declining interest rates and decreasing in value during periods of increasing interest rates), the value of adjustable-rate mortgage pass-through certificates and floaters should generally be more resistant to price swings than other debt securities because the interest rates on these securities move with market interest rates.

     Accordingly, as interest rates change, the value of our shares should be more stable than that of funds which invest primarily in securities backed by fixed-rate mortgages or in other non-mortgage-backed debt securities, which do not provide for adjustment in the interest rates in response to changes in interest rates.

     Adjustable-rate mortgage pass-through certificates and floaters typically have caps, which limit the maximum amount by which the interest rate may be increased or decreased at periodic intervals or over the life of the floater. To the extent that interest rates rise faster than the allowable caps on the adjustable-rate mortgage pass-through certificates and floaters, these securities will behave more like fixed-rate securities. Consequently, interest rate increases in excess of caps can be expected to cause these securities to behave more like traditional debt securities than adjustable-rate securities and, accordingly, to decline in value to a greater extent than would be the case in the absence of these caps.

     Adjustable-rate mortgage pass-through certificates and floaters, like other mortgage-backed securities, differ from conventional bonds in that principal is to be paid back over the life of the security rather than at maturity. As a result, we receive monthly scheduled payments of principal and interest on these securities and may receive unscheduled principal payments representing prepayments on the underlying mortgages. When we reinvest the payments and any unscheduled prepayments we receive, we may receive a rate of interest on the reinvestment which is lower than the rate on the existing security. For this reason, adjustable-rate mortgage pass-through certificates and floaters are less effective than longer-term debt securities as a means of "locking in" longer-term interest rates. Accordingly, adjustable-rate mortgage pass-through certificates and floaters, while generally having less risk of price decline during periods of rapidly rising rates than fixed-rate mortgage-backed securities of comparable maturities, have less potential for capital appreciation than fixed-rate securities during periods of declining interest rates.

     As in the case of fixed-rate mortgage-backed securities, to the extent these securities are purchased at a premium, faster than expected prepayments would result in a faster than expected amortization of the premium paid. Conversely, if these securities were purchased at a discount, faster than expected prepayments would accelerate our recognition of income.

     As in the case of fixed-rate CMOs, floating-rate CMOs may allow for shifting of prepayment risk from slower-paying tranches to faster-paying tranches. This is in contrast to mortgage pass-through certificates where all investors share equally in all payments, including all prepayments, on the underlying mortgages.

     Other Floating Rate Instruments

     We may also invest in structured floating-rate notes issued or guaranteed by government agencies, such as FNMA and FHLMC. These instruments are typically structured to reflect an interest rate arbitrage (i.e., the difference between the agency's cost of funds and the income stream from specified assets of the agency) and their reset formulas may provide more attractive returns than other floating rate instruments. The indices used to determine resets are the same as those described above.

     Mortgage Loans

     We may from time to time invest a small percentage of our assets directly in single-family, multi-family or commercial mortgage loans. We expect that the majority of these mortgage loans would be ARMs. The interest rate on an ARM is typically tied to an index (such as LIBOR or the interest rate on Treasury bills), and is adjustable periodically at specified intervals. These mortgage loans are typically subject to lifetime interest rate caps and periodic interest rate or payment caps. The acquisition of mortgage loans generally involves credit risk. We may obtain credit enhancement to mitigate this risk; however, there can be no assurances that we will able to obtain credit enhancement or that credit enhancement would mitigate the credit risk of the underlying mortgage loans.

Capital Investment Policy

     Asset Acquisitions

     Our capital investment policy provides that at least 75% of our total assets will be comprised of high quality mortgage-backed securities and short-term investments. The remainder of our assets (comprising not more than 25% of total assets), may consist of mortgage-backed securities and other qualified REIT real estate assets which are unrated or rated less than high quality but which are at least "investment grade" (rated "BBB" or better) or, if not rated, are determined by us to be of comparable credit quality to an investment which is rated "BBB" or better.

     Our capital investment policy requires that we structure our portfolio to maintain a minimum weighted average rating (including our deemed comparable ratings for unrated mortgage-backed securities) of our mortgage-backed securities of at least single "A" under the S&P rating system and at the comparable level under the other rating systems. To date, all of the mortgage-backed securities we have acquired have been pass-through certificates or CMOs issued or guaranteed by FHLMC, FNMA or GNMA which, although not rated, have an implied "AAA" rating.

     We intend to acquire only those mortgage-backed securities which we believe we have the necessary expertise to evaluate and manage, which we can readily finance and which are consistent with our balance sheet guidelines and risk management objectives. Since we expect to hold our mortgage-backed securities until maturity, we generally do not seek to acquire assets whose investment returns are only attractive in a limited range of scenarios. We believe that future interest rates and mortgage prepayment rates are very difficult to predict and, as a result, we seek to acquire mortgage-backed securities which we believe provide acceptable returns over a broad range of interest rate and prepayment scenarios.

     Among the asset choices available to us, our policy is to acquire those mortgage-backed securities which we believe generate the highest returns on capital invested, after considering,

     .    the amount and nature of anticipated cash flows from the asset,

     .    our ability to pledge the asset to secure collateralized borrowings,

     . the increase in our capital requirement determined by our capital investment policy resulting from the purchase and financing of the asset, and

     .    the costs of financing, hedging, managing and reserving for the asset.

Prior to acquisition, we assess potential returns on capital employed over the life of the asset and in a variety of interest rate, yield spread, financing cost, credit loss and prepayment scenarios.

     We also give consideration to balance sheet management and risk diversification issues. We deem a specific asset which we are evaluating for potential acquisition as more or less valuable to the extent it serves to increase or decrease certain interest rate or prepayment risks which may exist in the balance sheet, to diversify or concentrate credit risk, and to meet the cash flow and liquidity objectives our management may establish for our balance sheet from time to time. Accordingly, an important part of the asset evaluation process is a simulation, using our risk management model, of the addition of a potential asset and our associated borrowings and hedges to the balance sheet and an assessment of the impact this potential asset acquisition would have on the risks in and returns generated by our balance sheet as a whole over a variety of scenarios.

     We focus primarily on the acquisition of adjustable-rate mortgage-backed securities, including floaters. We have, however, purchased a significant amount of fixed-rate mortgage-backed securities and may continue to do so in the future if, in our view, the potential returns on capital invested, after hedging and all other costs, would exceed the returns available from other assets or if the purchase of these assets would serve to reduce or diversify the risks of our balance sheet.

     Although we have not yet done so, we may purchase the stock of mortgage REITs or similar companies when we believe that these purchases would yield attractive returns on capital employed. When the stock market valuations of these companies are low in relation to the market value of their assets, these stock purchases can be a way for us to acquire an interest in a pool of mortgage-backed securities at an attractive price. We do not, however, presently intend to invest in the securities of other issuers for the purpose of exercising control or to underwrite securities of other issuers.

     We may acquire newly-issued mortgage-backed securities, and also will seek to expand our capital base in order to further increase our ability to acquire new assets, when the potential returns from new investments appears attractive relative to the return expectations of stockholders. We may in the future acquire mortgage-backed securities by offering our debt or equity securities in exchange for the mortgage-backed securities.

     We generally intend to hold mortgage-backed securities for extended periods. In addition, the REIT provisions of the Internal Revenue Code limit in certain respects our ability to sell mortgage-backed securities. We may decide to sell assets from time to time, however, for a number of reasons including to dispose of an asset as to which credit risk concerns have arisen, to reduce interest rate risk, to substitute one type of mortgage-backed security for another, to improve yield or to maintain compliance with the 55% requirement under the Investment Company Act, and generally to re-structure the balance sheet when we deem advisable. Our Board of Directors has not adopted any policy that would restrict management's authority to determine the timing of sales or the selection of mortgage-backed securities to be sold.

     We do not invest in principal-only interests in mortgage-backed securities, residual interests, accrual bonds, inverse-floaters, two-tiered index bonds, cash flow bonds, mortgage-backed securities with imbedded leverage or mortgage-backed securities that would be deemed unacceptable for collateralized borrowings, excluding shares in mortgage REITs.

     As a requirement for maintaining REIT status, we will distribute to stockholders aggregate dividends equaling at least 95% of our taxable income. We will make additional distributions of capital when the return expectations of the stockholders appear to exceed returns potentially available to us through making new investments in mortgage-backed securities. Subject to the limitations of applicable securities and state corporation laws, we can distribute capital by making purchases of our own capital stock or through paying down or repurchasing any outstanding uncollateralized debt obligations.

     Our asset acquisition strategy may change over time as market conditions change and as we evolves.

     Credit Risk Management

     We have not taken on credit risk to date, but may do so in the future. In that event, we will review credit risk and other risk of loss associated with each investment and determine the appropriate allocation of capital to apply to the investment under our capital investment policy. Our Board of Directors will monitor the overall portfolio risk and determine appropriate levels of provision for loss.

     Capital and Leverage

     We expect generally to maintain a debt-to-equity ration of between 8:1 and 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant, including the composition of our balance sheet, haircut levels required by lenders, the market value of our mortgage-backed securities in our portfolio and "excess capital cushion" percentages (as described below) set by our Board of Directors from time to time. For purposes of calculating this ratio, our equity (or capital base) is equal to the value of our investment portfolio on a mark-to-market basis less the book value of our obligations under repurchase agreements and other collateralized borrowings. At June 30, 1999, our ratio of debt-to-equity was 11.8:1.

     Our goal is to strike a balance between the under-utilization of leverage, which reduces potential returns to stockholders, and the over-utilization of leverage, which could reduce our ability to meet our obligations during adverse market conditions. Our capital investment policy limits our ability to acquire additional assets during times when our debt-to-equity ratio exceeds 12:1. Our capital base represents the approximate liquidation value of our investments and approximates the market value of assets that we can pledge or sell to meet over-collateralization requirements for our borrowings. The unpledged portion of our capital base is available for us to pledge or sell as necessary to maintain over-collateralization levels for our borrowings.

     We are prohibited from acquiring additional assets during periods when our capital base is less than the minimum amount required under our capital investment policy, except as may be necessary to maintain REIT status or our exemption from the Investment Company Act. In addition, when our capital base falls below our risk-managed capital requirement, our management is required to submit to our Board a plan for bringing our capital base into compliance with our capital investment policy guidelines. We anticipate that in most circumstances we can achieve this goal without overt management action through the natural process of mortgage principal repayments. We anticipate that our capital base is likely to exceed our risk-managed capital requirement during periods following new equity offerings and during periods of falling interest rates and that our capital base could fall below the risk-managed capital requirement during periods of rising interest rates.

     The first component of our capital requirements is the current aggregate over-collateralization amount or "haircut" the lenders require us to hold as capital. The haircut for each mortgage-backed security is determined by our lenders based on the risk characteristics and liquidity of the asset. Haircut levels on individual borrowings generally range from 3% for certain FHLMC, FNMA or GNMA mortgage-backed securities to 20% for certain privately-issued mortgage-backed securities. At June 30, 1999, the weighted average haircut level on our securities was 4%. Should the market value of our pledged assets decline, we will be required to deliver additional collateral to our lenders to maintain a constant over-collateralization level on our borrowings.

     The second component of our capital requirement is the "excess capital cushion." This is an amount of capital in excess of the haircuts required by our lenders. We maintain the excess capital cushion to meet the demands of our lenders for additional collateral should the market value of our mortgage-backed securities decline. The aggregate excess capital cushion equals the sum of liquidity cushion amounts assigned under our capital investment policy to each of our mortgage-backed securities. We assign excess capital cushions to each mortgage-backed security based on our assessment of the mortgage-backed security's market price volatility, credit risk, liquidity and attractiveness for use as collateral by lenders. The process of assigning excess capital cushions relies on our management's ability to identify and weigh the relative importance of these and other factors. In assigning excess capital cushions, we also give consideration to hedges associated with the mortgage-backed security and any effect such hedges may have on reducing net market price volatility, concentration or diversification of credit and other risks in the balance sheet as a whole and the net cash flows that we can expect from the interaction of the various components of our balance sheet.

     Our Board reviews on a periodic basis various analyses prepared by our management of the risks inherent in our balance sheet, including an analysis of the effects of various scenarios on our net cash flow, earnings, dividends, liquidity and net market value. Should our Board determine that the minimum required capital base set by our capital investment policy is either too low or too high, our Board may raise or lower the capital requirement accordingly.

     Our capital investment policy stipulates that at least 25% of the capital base maintained to satisfy the excess capital cushion must be invested in AAA-rated adjustable-rate mortgage-backed securities or assets with similar or better liquidity characteristics.

     A substantial portion of our borrowings are short-term or variable-rate borrowings. Our borrowings are implemented primarily through repurchase agreements, but in the future may also be obtained through loan agreements, lines of credit, dollar-roll agreements (an agreement to sell a security for delivery on a specified future date and a simultaneous agreement to repurchase the same or a substantially similar security on a specified future date) and other credit facilities with institutional lenders and issuance of debt securities such as commercial paper, medium-term notes, CMOs and senior or subordinated notes. We enter into financing transactions only with institutions that we believe are sound credit risks and follow other internal policies designed to limit our credit and other exposure to financing institutions.

     We expect to continue to use repurchase agreements as our principal financing device to leverage our mortgage-backed securities portfolio. We anticipate that, upon repayment of each borrowing under a repurchase agreement, we will use the collateral immediately for borrowing under a new repurchase agreement. At present, we have entered into uncommitted facilities with 23 lenders for borrowings in the form of repurchase agreements. We have not at the present time entered into any commitment agreements under which the lender would be required to enter into new repurchase agreements during a specified period of time, nor do we presently plan to have liquidity facilities with commercial banks. We may, however, enter into such commitment agreements in the future. We enter into repurchase agreements primarily with national broker-dealers, commercial banks and other lenders which typically offer this type of financing. We enter into collateralized borrowings only with financial institutions meeting credit standards approved by our Board, and we monitor the financial condition of these institutions on a regular basis.

     A repurchase agreement, although structured as a sale and repurchase obligation, acts as a financing under which we effectively pledge our mortgage-backed securities as collateral to secure a short-term loan. Generally, the other party to the agreement makes the loan in an amount equal to a percentage of the market value of the pledged collateral. At the maturity of the repurchase agreement, we are required to repay the loan and correspondingly receive back our collateral. While used as collateral, the mortgage-backed securities continue to pay principal and interest which are for our benefit. In the event of our insolvency or bankruptcy, certain repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which, among other things, would be to allow the creditor under the agreement to avoid the automatic stay provisions of the Bankruptcy Code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and our claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, our ability to exercise our rights to recover our securities under a repurchase agreement or to be compensated for any damages resulting from the lender's insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages we actually incur.

     Substantially all of our borrowing agreements require us to deposit additional collateral in the event the market value of existing collateral declines, which may require us to sell assets to reduce our borrowings. We have designed our liquidity management policy to maintain a cushion of equity sufficient to provide required liquidity to respond to the effects under our borrowing arrangements of interest rate movements and changes in market value of our mortgage-backed securities, as described above. However, a major disruption of the repurchase or other market relied that we rely on for short-term borrowings would have a material adverse effect on us unless we were able to arrange alternative sources of financing on comparable terms.

     Our articles of incorporation and bylaws do not limit our ability to incur borrowings, whether secured or unsecured.

     Interest Rate Risk Management

     To the extent consistent with our election to qualify as a REIT, we follow an interest rate risk management program intended to protect our portfolio of mortgage-backed securities and related debt against the effects of major interest rate changes. Specifically, our interest rate risk management program is formulated with the intent to offset the potential adverse effects resulting from rate adjustment limitations on our mortgage-backed securities and the differences between interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities and related borrowings.

     Our interest rate risk management program encompasses a number of procedures, including the following:

     . we attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, generally correspond to the interest rate adjustment indices and interest rate adjustment periods of our adjustable-rate mortgage-backed securities; and

     . we attempt to structure our borrowing agreements relating to adjustable-rate mortgage-backed securities to have a range of different maturities and interest rate adjustment periods (although substantially all will be less than one year).

We adjust the average maturity adjustment periods of our borrowings on an ongoing basis by changing the mix of maturities and interest rate adjustment periods as borrowings come due and are renewed. Through use of these procedures, we attempt to minimize the differences between the interest rate adjustment periods of our mortgage-backed securities and related borrowings that may occur.

     Although we have not done so to date, we may purchase from time to time interest rate caps, interest rate swaps, interest rate collars, caps or floors, "interest only" mortgage-backed securities and similar instruments to attempt to mitigate the risk of the cost of our variable rate liabilities increasing at a faster rate than the earnings on our assets during a period of rising interest rates or to mitigate prepayment risk. We may hedge as much of the interest rate risk as our management determines is in our best interests, given the cost of the hedging transactions and the need to maintain our status as a REIT. This determination may result in our electing to bear a level of interest rate or prepayment risk that could otherwise be hedged when management believes, based on all relevant facts, that bearing the risk is advisable.

     We seek to build a balance sheet and undertake an interest rate risk management program which is likely to generate positive earnings and maintain an equity liquidation value sufficient to maintain operations given a variety of potentially adverse circumstances. Accordingly, our hedging program addresses both income preservation, as discussed above, and capital preservation concerns. For capital preservation, we monitor our "duration." This is the expected percentage change in market value of our assets that would be caused by a 1% change in short and long-term interest rates. To monitor duration and the related risks of fluctuations in the liquidation value of our equity, we model the impact of various economic scenarios on the market value of our mortgage-backed securities and liabilities. At June 30, 1999, we estimate that the duration of our assets was 1%. We believe that our interest rate risk management program will allow us to maintain operations throughout a wide variety of potentially adverse circumstances. Nevertheless, in order to further preserve our capital base (and lower our duration) during periods when we believe a trend of rapidly rising interest rates has been established, we may decide to enter into or increase hedging activities or to sell assets. Each of these actions may lower our earnings and dividends in the short term to further our objective of maintaining attractive levels of earnings and dividends over the long term.

     We may elect to conduct a portion of our hedging operations through one or more subsidiary corporations which would not be a qualified REIT subsidiary and would be subject to Federal and state income taxes. To comply with the asset tests applicable to us as a REIT, the value of the securities of the any taxable subsidiary we hold must be limited to less than 5% of the value of our total assets as of the end of each calendar quarter and we may not own more than 10% of the voting securities of the taxable subsidiary. A taxable subsidiary would not elect REIT status and would distribute any net profit after taxes to us and its other stockholders. Any dividend income we receive from the taxable subsidiary (combined with all other income generated from our assets, other than qualified REIT real estate assets) must not exceed 25% of our gross income.

     We believe that we have developed a cost-effective asset/liability management program to provide a level of protection against interest rate and prepayment risks. However, no strategy can completely insulate us from interest rate changes and prepayment risks. Further, as noted above, the Federal income tax requirements that we must satisfy to qualify as a REIT limit our ability to hedge our interest rate and prepayment risks. We monitor carefully, and may have to limit, our asset/liability management program to assure that we do not realize excessive hedging income, or hold hedging assets having excess value in relation to total assets, which would result in our disqualification as a REIT or, in the case of excess hedging income, the payment of a penalty tax for failure to satisfy certain REIT income tests under the Internal Revenue Code, provided the failure was for reasonable cause. In addition, asset/liability management involves transaction costs which increase dramatically as the period covered by the hedging protection increases. Therefore, we may be unable to hedge effectively our interest rate and prepayment risks.

     Prepayment Risk Management

     We seek to minimize the effects of faster or slower than anticipated prepayment rates through structuring a diversified portfolio with a variety of prepayment characteristics, investing in mortgage-backed securities with prepayment prohibitions and penalties, investing in certain mortgage-backed security structures which have prepayment protections, and balancing assets purchased at a premium with assets purchased at a discount. We monitor prepayment risk through periodic review of the impact of a variety of prepayment scenarios on our revenues, net earnings, dividends, cash flow and net balance sheet market value.

Future Revisions in Policies and Strategies

     Our Board of Directors has established the investment policies and operating policies and strategies set forth in this prospectus supplement. The Board has the power to modify or waive these policies and strategies without the consent of the stockholders to the extent that the Board determines that the modification or waiver is in the best interests of our stockholders. Among other factors, developments in the market which affect our policies and strategies or which change our assessment of the market may cause our Board to revise our policies and strategies.

Potential Acquisitions, Strategic Alliances and Other Investments

     From time to time we have had discussions with other parties regarding possible transactions including acquisitions of other businesses or assets, investments in other entities, joint venture arrangements, or strategic alliances, including a strategic alliance with Liberty Capital, a privately-held financial services company headquartered in Ohio. To date, none of these discussions have gone beyond the preliminary stage. We have also considered from time to time entering into related businesses.

     During 1998, we made an initial investment of $49,980 in Annaly International Mortgage Management, Inc. Annaly International explores business opportunities overseas, including the origination of mortgages. Annaly International has not commenced operations beyond this exploratory stage. We now own 24.99% of the equity of Annaly International in the form of non-voting securities. The remaining equity of Annaly International is owned by FIDAC, Michael A.J. Farrell, our Chairman and Chief Executive Officer, Timothy J. Guba, our President and Chief Operating Officer, Wellington J. St. Claire, our Vice Chairman and Chief Investment Officer, Kathryn F. Fagan, our Chief Operating Officer, and other persons. Mr. Farrell is the sole shareholder of FIDAC.

     During 1998, Annaly International made an initial investment of $20,400 in Annaly.com, Inc. Annaly.com explores opportunities to acquire or originate mortgages in the United States. Annaly.com has established a website at http://www.annaly.com but has not commenced the acquisition or origination of
---------------------
mortgages. Annaly International owns 51% of the equity of Annaly.com. The remaining equity of Annaly.com is owned by FIDAC I Partners, whose partners include FIDAC and our executive officers.

     Prior to making our investment in Annaly International we consulted with our tax advisors to ensure that the investment would not cause us to fail to satisfy the asset and source of income tests applicable to us as a REIT. Prior to making any additional equity investment in Annaly International or any other equity investment, we will similarly consult with our tax advisors.

     We may, from time to time, continue to explore possible acquisitions, investments, joint venture arrangements and strategic alliances, as well as the further development of the business of Annaly International or Annaly.com.

Dividend Reinvestment and Share Purchase Plan

     We have recently adopted a dividend reinvestment and share purchase plan. Under the dividend reinvestment feature of the plan, existing shareholders can reinvest their dividends in additional shares of our common stock. Under the share purchase feature of the plan, new and existing shareholders can purchase shares of our common stock. We have filed a Form S-3 registration statement registering 2,000,000 shares that may be issued under the plan.

     Through September 22, 1999, we have issued an aggregate of 200,534 shares of common stock under the share purchase feature of the plan. All of these shares were issued at a discount of 2%. We have not yet issued any shares under the dividend reinvestment feature of the plan.

Legal Proceedings

     There are no material pending legal proceedings to which we are a party or to which any of our property is subject.

                                   MANAGEMENT

     Our Board of Directors currently consists of eight members. Our Board of Directors is divided into three classes of directors, with three directors in each class. At each annual meeting of our stockholders, one class of directors is elected for a three-year term. The terms of the Class I directors expire at the annual meeting of our stockholders to be held in 2000, the terms of the Class II directors expire at the annual meeting of our stockholders to be held in 2001 and the terms of the Class III directors expire at the annual meeting of our stockholders to be held in 2002. As a result of the resignation of John S. Grace as a director on August 30, 1999, we now have one vacancy on our Board.

     The following table sets forth the name and position(s) held with us of each of our officers and directors:

Name                        Position(s) Held
----                        ----------------

Michael A.J. Farrell        Chairman of the Board, Chief Executive Officer and
                            Director (1)(6)

Timothy J. Guba             President, Chief Operating Officer and Director
                            (2)(6)

Wellington J. St. Claire    Vice Chairman of the Board, Chief Investment Officer
                            and Director (3)

Kathryn F. Fagan            Chief Financial Officer and Treasurer

Jennifer A. Stephens        Secretary

Kevin P. Brady              Director (2)(4)

Spencer I. Browne           Director (1)(5)

Jonathan D. Green           Director (3)(4)

John A. Lambiase            Director (3)(4)(5)

Donnell A. Segalas          Director (2)(5)
_____________________
(1) Class I Director
(2) Class II Director
(3) Class III Director
(4) Member of the Audit Committee
(5) Member of the Compensation Committee
(6) Member of the Nominating Committee

                                 UNDERWRITING

     Friedman, Billings, Ramsey & Co. Inc. is acting as representative of the underwriters. Subject to the terms and conditions contained in a purchase agreement, we have agreed to sell to each underwriter, and each underwriter severally has agreed to purchase from us, the number of shares set forth opposite its name below. In the purchase agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase and pay for all of these shares if any shares are purchased.

Underwriter                                              Number of Shares
-----------                                              ----------------

Friedman, Billings, Ramsey & Co., Inc...................
Schroder & Co. Inc......................................
Tucker Anthony Cleary Gull, Inc.........................

     Total..............................................

     The representative has advised us that the underwriters propose to offer the common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at such price less a concession of not in excess of $_____ per share. The underwriters may allow, and these dealers may reallow, a discount not in excess of $_____ per share to certain other dealers. After this offering, the public offering price, concession and discount may change. This change will not reduce the proceeds to be received by us as set forth on the cover page of this prospectus.

     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus supplement, to purchase up to 750,000 additional shares of common stock at the price set forth on the cover page of this prospectus, less the underwriting discount. If the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase from us a number of additional shares proportionate to the underwriter's initial commitment in whole or in part as shown in the above table. If purchased, the additional shares will be sold by the underwriters on the same terms as described above.

     The purchase agreement contains covenants of indemnity between the underwriters and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the purchase agreement, or contribution to payments which the underwriters may be required to make in respect of liabilities under the Securities Act.

     The following table shows the per share and total underwriting discount that we will pay to the underwriters. The amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                             Total      Total
                                                            Without      With
                                              Per Share      Option     Option
                                              ---------      ------     ------
Public offering price......................
Underwriting discounts.....................
Proceeds, before expenses, to us...........

     The common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain conditions by counsel to the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

     Each of our officers and directors has agreed with the representative, for a period of 90 days after the date of this prospectus (the "Lock-Up Period"), subject to certain exceptions, not to sell any shares of common stock or any securities convertible into or exchangeable for shares of common stock owned by the holders, without the prior written consent of the representative. However, the representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed that during the Lock-Up Period, we will not, subject to certain exceptions, without the prior written consent of the representative, issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable or exchangeable for shares of common stock, other than the sale of our shares in this offering, the issuance of common stock upon the exercise of outstanding options and warrants, our issuance of options and shares under our Long-Term Stock Incentive and our issuance of shares under our Dividend Reinvestment and Share Purchase Plan.

     Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase the common stock. As an exception to these rules, the representative is permitted to engage in certain transactions that stabilize the price of the common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

     If the underwriters create a short position in the common stock in connection with this offering (i.e., if they sell more shares of common stock than are set forth on the cover page of this prospectus supplement), the representative may reduce that short position by purchasing common stock in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     The representative may also impose a penalty bid on certain underwriters and selling group members. This means that if the representative purchases shares of common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it would discourage resales of the security.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The representative may from time to time provide investment banking and other financial services for us for which it will receive fees and commissions.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Brown & Wood LLP.

                                    EXPERTS

     Our financial statements in this prospectus from our Annual Report on Form 10-K for the period from February 18, 1997 (commencement of operations) through December 31, 1997 and for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Independent Auditors' Report..............................................  F-2
Financial Statements:
  Balance Sheets--December 31, 1998 and December 31, 1997 (audited).......  F-3
  Statements of Operations for the year ended December 31, 1998 and the period February 18, 1997 (commencement of operations) through December
   31, 1997 (audited).....................................................  F-4
  Statements of Stockholders's Equity for the year ended December 31, 1998 and the period February 18, 1997 (commencement of operations) through
   December 31, 1997 (audited)............................................  F-5
  Statements of Cash Flows for the year ended December 31, 1998 and the period February 18, 1997 (commencement of operations) through December
   31, 1997 (audited).....................................................  F-6
  Notes to Financial Statements (audited).................................  F-7
  Balance Sheet--June 30, 1999 (unaudited)................................ F-14
  Statements of Operations for the six months ended June 30, 1999 and 1998
   (unaudited)............................................................ F-15
  Statement of Stockholders' Equity for the six months ended June 30, 1999
   (unaudited)............................................................ F-16
  Statements of Cash Flows for the six months ended June 30, 1999 and 1998
   (unaudited)............................................................ F-17
  Notes to Interim Financial Statements (unaudited)....................... F-18

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
Annaly Mortgage Management, Inc.

   We have audited the accompanying balance sheets of Annaly Mortgage Management, Inc. (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended December 31, 1998 and the period February 18, 1997 (commencement of operations) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

   In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1998 and 1997 and the results of its operations and its cash flows for the year ended December 31, 1998 and the period February 18, 1997 (commencement of operations) through December 31, 1997 in conformity with generally accepted accounting principles.

February 5, 1999
Deloittle & Touche LLP
New York, New York

                        ANNALY MORTGAGE MANAGEMENT, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                  December 31,    December 31,
                                                      1998            1997
                                                 --------------  --------------
                     ASSETS
Cash and Cash Equivalents....................... $       69,020  $      511,172
Mortgage-Backed Securities--At fair value.......  1,520,288,762   1,161,779,192
Accrued Interest Receivable.....................      6,782,043       5,338,861
Other Assets....................................        212,214         111,257
                                                 --------------  --------------
Total Assets.................................... $1,527,352,039  $1,167,740,482
                                                 ==============  ==============
      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Repurchase agreements......................... $1,280,510,000  $  918,869,000
  Payable for Mortgage-Backed Securities
   purchased....................................    111,921,205     105,793,723
  Accrued interest payable......................      5,052,626       4,992,447
  Dividends payable.............................      3,857,663       2,797,058
  Accounts payable..............................        139,236         201,976
                                                 --------------  --------------
    Total liabilities...........................  1,401,480,730   1,032,654,204
                                                 --------------  --------------
Stockholders' Equity:
  Common stock: par value $.01 per share;
  100,000,000 authorized, 12,758,024 and
   12,713,900
  shares issued and outstanding, respectively...        127,580         127,139
  Additional paid-in capital....................    132,770,175     132,705,765
  Accumulated other comprehensive income
   (loss).......................................     (6,404,275)      2,023,751
  Treasury stock at cost (109,600 shares).......       (903,163)            --
  Retained earnings.............................        280,992         229,623
                                                 --------------  --------------
    Total stockholders' equity..................    125,871,309     135,086,278
                                                 --------------  --------------
    Total Liabilities and Stockholders' Equity.. $1,527,352,039  $1,167,740,482
                                                 ==============  ==============


                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                               For the Period
                                                              February 18, 1997
                                                   For the    (Commencement of
                                                 Year Ended      Operations)
                                                  December    Through December
                                                  31, 1998        31, 1997
                                                 -----------  -----------------
Interest Income:
  Mortgage-Backed Securities.................... $89,985,526     $24,682,353
  Money market account..........................         105          30,782
                                                 -----------     -----------
    Total interest income.......................  89,985,631      24,713,135
Interest Expense:
  Repurchase agreements.........................  75,735,280      19,676,954
                                                 -----------     -----------
Net Interest Income.............................  14,250,351       5,036,181
Gain on Sale of Mortgage-Backed Securities......   3,344,106         735,303
General and Administrative Expenses.............   2,105,534         851,990
                                                 -----------     -----------
Net Income......................................  15,488,923       4,919,494
                                                 -----------     -----------
Other Comprehensive Income (Loss):
  Unrealized gain (loss) on available-for-sale
   securities...................................  (5,083,920)      2,759,054
  Less: reclassification adjustment for gains
   included in net income.......................  (3,344,106)       (735,303)
                                                 -----------     -----------
  Other comprehensive gain (loss)...............  (8,428,026)      2,023,751
                                                 -----------     -----------
Comprehensive Income............................ $ 7,060,897     $ 6,943,245
                                                 ===========     ===========
Net Income Per Share:
  Basic......................................... $      1.22     $      0.83
                                                 ===========     ===========
  Diluted....................................... $      1.19     $      0.80
                                                 ===========     ===========
Average Number of Shares Outstanding:
  Basic.........................................  12,709,116       5,952,123
                                                 ===========     ===========
  Diluted.......................................  13,020,648       6,168,531
                                                 ===========     ===========

                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
     FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE PERIOD FEBRUARY 18, 1997
             (COMMENCEMENT OF OPERATIONS) THROUGH DECEMBER 31, 1997

                          Common    Additional                                              Other
                           Stock     Paid-in     Treasury   Comprehensive   Retained    Comprehensive
                         Par Value   Capital       Stock       Income       Earnings       Income        Total
                         --------- ------------  ---------  ------------- ------------  ------------- ------------
BALANCE, FEBRUARY 18,
 1997................... $    800  $     11,200  $           $            $       (209)  $            $     11,791
 Net income.............                                     $ 4,919,494     4,919,494
 Other comprehensive
  income:
 Unrealized net losses
  on securities, net of
  reclassification
  adjustment............                                       2,023,751                   2,023,751     6,943,245
                                                             -----------
 Comprehensive income...                                     $ 6,943,245
                                                             ===========
 Issuance of common
  stock.................  126,339   132,694,565                                                        132,820,904
 Dividends declared for
  the year ended
  December 31, 1997,
  $0.79 per average
  share.................                                                    (4,689,662)                 (4,689,662)
                         --------  ------------                           ------------   -----------  ------------
BALANCE, DECEMBER 31,
 1997...................  127,139   132,705,765                                229,623     2,023,751   135,086,278
                         --------  ------------                           ------------   -----------  ------------
 Net income.............                                     $15,488,923    15,488,923
 Other comprehensive
  income:
 Unrealized net losses
  on securities, net of
  reclassification
  adjustment............                                      (8,428,026)                 (8,428,026)
                                                             -----------
 Comprehensive income...                                     $ 7,060,897                                 7,060,897
                                                             ===========
 Exercise of stock
  options...............      441       194,658                                                            195,099
 Additional cost of
  initial public
  offering..............               (130,248)                                                          (130,248)
 Stock buyback..........                          (903,163)                                               (903,163)
 Dividends declared for
  the year ended
  December 31, 1998,
  $1.22 per average
  share.................                                                   (15,437,554)                (15,437,554)
                         --------  ------------  ---------                ------------   -----------  ------------
BALANCE, DECEMBER 31,
 1998................... $127,580  $132,770,175  $(903,163)               $    280,992   $(6,404,275) $125,871,309
                         ========  ============  =========                ============   ===========  ============
Disclosure of
 reclassification
 amounts:
 Unrealized holding
  losses arising during
  period................                                     $(5,083,920)
 Less reclassification
  adjustment of gains
  included in net
  income................                                      (3,344,106)
                                                             -----------
 Net unrealized losses
  on securities.........                                     $(8,428,026)
                                                             ===========

                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                               February 18, 1997
                                               For the Year    (Commencement of
                                                  Ended           Operations)
                                               December 31,         Through
                                                   1998        December 31, 1997
                                             ----------------  -----------------
Cash Flows From Operating Activities:
  Net income...............................  $     15,488,923   $     4,919,494
  Adjustments to reconcile net income to
   net cash provided by
   operating activities:
    Amortization of mortgage premiums and
     discounts, net........................         8,235,371         2,620,729
    Depreciation of fixed assets...........            14,154               --
    Gain on sale of Mortgage-Backed
     Securities............................        (3,344,106)         (735,303)
    Increase in accrued interest
     receivable............................        (1,443,182)       (5,338,861)
    Increase in other assets...............          (115,112)         (111,257)
    Increase in accrued interest payable...            60,179         4,992,447
    (Decrease) increase in accounts
     payable...............................           (62,740)          201,976
                                             ----------------   ---------------
      Net cash provided by operating
       activities..........................        18,833,487         6,549,225
                                             ----------------   ---------------
Cash Flows From Investing Activities:
  Purchase of Mortgage-Backed Securities...    (1,420,592,798)   (1,310,362,097)
  Proceeds from sale of Mortgage-Backed
   Securities..............................       568,553,814       174,682,533
  Principal payments on Mortgage-Backed
   Securities..............................       486,337,605        79,832,420
                                             ----------------   ---------------
      Net cash used in investing
       activities..........................      (365,701,379)   (1,055,847,144)
                                             ----------------   ---------------
Cash Flows From Financing Activities:
  Proceeds from repurchase agreements......    11,506,566,000     3,498,546,390
  Principal payments on repurchase
   agreements..............................   (11,144,925,000)   (2,579,677,390)
  Proceeds from exercise of stock options..           195,100               --
  Proceeds from private placement equity
   offering................................               --         32,979,904
  Net proceeds from public offering........               --         98,962,999
  Net proceeds from direct offering........               --            878,000
  Additional cost of initial public
   offering................................          (130,248)              --
  Purchase of Treasury Stock...............          (903,163)              --
  Dividends paid...........................       (14,376,949)       (1,892,604)
                                             ----------------   ---------------
      Net cash provided by financing
       activities..........................       346,425,740     1,049,797,299
                                             ----------------   ---------------
Net Increase in Cash and Cash Equivalents..          (442,152)          499,380
Cash and Cash Equivalents, Beginning of
 Period....................................           511,172            11,792
                                             ----------------   ---------------
Cash and Cash Equivalents, End of Period...  $         69,020   $       511,172
                                             ================   ===============
Supplemental Disclosure of Cash Flow
 Information:
  Interest paid............................  $     48,811,362   $    14,684,507
                                             ================   ===============
Noncash Financing Activities:
  Net unrealized gain (loss) on available-
   for-sale securities.....................  $     (6,404,275)  $     2,023,751
                                             ================   ===============
  Dividends declared, not yet paid.........  $      3,857,663   $     2,797,058
                                             ================   ===============

                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
            FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD
                  FEBRUARY 18, 1997 THROUGH DECEMBER 31, 1997

1. Organization and Significant Accounting Policies

   Annaly Mortgage Management, Inc. (the "Company") was incorporated in Maryland on November 25, 1996. The Company commenced its operations of purchasing and managing an investment portfolio of Mortgage-Backed Securities on February 18, 1997, upon receipt of the net proceeds from the private placement of equity capital. On July 31, 1997, the Company received additional proceeds from a direct offering to officers and directors. An initial public offering was completed on October 14, 1997.

   A summary of the Company's significant accounting policies follows:

   Cash and Cash Equivalents. Cash and cash equivalents includes cash on hand and money market funds. The carrying amounts of cash equivalents approximates their value.

   Mortgage-Backed Securities. The Company invests primarily in mortgage pass-through certificates, collateralized mortgage obligations and other mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans (collectively, "Mortgage-Backed Securities").

   Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), requires the Company to classify its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Mortgage-Backed Securities until maturity, it may, from time to time, sell any of its Mortgage-Backed Securities as part of its overall management of its balance sheet. Accordingly, this flexibility requires the Company to classify all of its Mortgage-Backed Securities as available-for-sale. All assets classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

   Unrealized losses on Mortgage-Backed Securities that are considered other than temporary, as measured by the amount of decline in fair value attributable to factors other than temporary, are recognized in income and the cost basis of the Mortgage-Backed Securities is adjusted. There were no such adjustments for the years ended December 31, 1998 and 1997.

   Interest income is accrued based on the outstanding principal amount of the Mortgage-Backed Securities and their contractual terms. Premiums and discounts associated with the purchase of the Mortgage-Backed Securities are amortized into interest income over the lives of the securities using the effective yield method.

   Mortgage-Backed Securities transactions are recorded on the date the securities are purchased or sold. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on Mortgage-Backed Securities transactions are determined on the specific identification basis.

   Credit Risk. At December 31, 1998 and 1997, the Company has limited its exposure to credit losses on its portfolio of Mortgage-Backed Securities by only purchasing securities from Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA"), or Government National Mortgage Association ("GNMA"). The payment of principal and interest on the FHLMC and FNMA Mortgage-Backed Securities are guaranteed by those respective agencies and the payment of principal and interest on the GNMA Mortgage-Backed Securities are backed by the full-faith-and-credit of the U.S. government. At December 31, 1998 and 1997, all of the Company's Mortgage-Backed Securities have an implied "AAA" rating.

   Income Taxes. The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto. Accordingly, the Company will not be subjected to Federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and stock ownership tests are met.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Mortgage-Backed Securities

   The following table pertains to the Company's Mortgage-Backed Securities classified as available-for-sale as of December 31, 1998, which are carried at their fair value:

                            Federal       Federal     Government
                           Home Loan      National     National        Total
                            Mortgage      Mortgage     Mortgage       Mortgage
                          Corporation   Association   Association      Assets
                          ------------  ------------  -----------  --------------
Mortgage-Backed
 Securities, gross......  $449,433,408  $955,650,670  $97,330,495  $1,502,414,573
Unamortized discount....      (184,996)     (423,583)         --         (608,579)
Unamortized premium.....     8,852,370    14,264,277    1,770,397      24,887,044
                          ------------  ------------  -----------  --------------
Amortized cost..........   458,100,782   969,491,364   99,100,892   1,526,693,038
Gross unrealized gains..       659,557     2,092,119      549,900       3,301,576
Gross unrealized
 losses.................    (3,487,784)   (5,692,759)    (525,309)     (9,705,852)
                          ------------  ------------  -----------  --------------
Estimated fair value....  $455,272,555  $965,890,724  $99,125,483  $1,520,288,762
                          ============  ============  ===========  ==============

   The following table pertains to the Company's Mortgage-Backed Securities classified as available-for-sale as of December 31, 1997, which are carried at their fair value:

                            Federal       Federal      Government
                           Home Loan      National      National        Total
                            Mortgage      Mortgage      Mortgage       Mortgage
                          Corporation   Association   Association       Assets
                          ------------  ------------  ------------  --------------
Mortgage-Backed
 Securities, gross......  $273,119,008  $691,081,916  $174,164,513  $1,138,365,437
Unamortized discount....        (3,619)     (110,567)          --         (114,186)
Unamortized premium.....     2,848,376    14,532,363     4,123,451      21,504,190
                          ------------  ------------  ------------  --------------
Amortized cost..........   275,963,765   705,503,712   178,287,964   1,159,755,441
Gross unrealized gains..       376,485     1,948,068       928,453       3,253,006
Gross unrealized
 losses.................      (115,190)     (802,801)     (311,264)     (1,229,255)
                          ------------  ------------  ------------  --------------
Estimated fair value....  $276,225,060  $706,648,979  $178,905,153  $1,161,779,192
                          ============  ============  ============  ==============

   The adjustable rate Mortgage-Backed Securities are limited by periodic caps (generally interest rate adjustments are limited to no more than 1% every six months) and lifetime caps. The weighted average lifetime cap was 10.6% and 10.8% at December 31, 1998 and 1997, respectively.

   During the year ended December 31, 1998, the Company realized $3,344,070 in gains from sales of Mortgage-Backed Securities. Losses totaled $9,964 for the year ended December 31, 1998. During the period ended December 31, 1997, the Company realized $735,303 in gains from sales of Mortgage-Backed Securities. There were no losses on sales of Mortgage-Backed Securities during the period ended December 31, 1997.

3. Repurchase Agreements

   The Company had outstanding $1,280,510,000 and $918,869,000 of repurchase agreements with a weighted average borrowing rate of 5.21% and 6.16% and a weighted average remaining maturity of 29 days and 16 days as of December 31, 1998 and 1997, respectively. At December 31, 1998 and 1997, Mortgage-Backed Securities actually pledged had an estimated fair value of $1,458,669,078 and $936,859,658.

   At December 31, 1998 and 1997, the repurchase agreements had the following remaining maturities:

                                                     December 31,   December 31,
                                                         1998           1997
                                                    --------------- ------------
        Within 30 days............................. $ 1,222,542,000 $590,960,000
        30 to 59 days..............................      31,346,000   51,776,000
        60 to 89 days..............................      26,622,000          --
        90 to 119 days.............................             --   103,391,000
        Over 120 days..............................             --   172,742,000
                                                    --------------- ------------
                                                    $ 1,280,510,000 $918,869,000
                                                    =============== ============

4. Common Stock

   During the period ended December 31, 1997, the Company completed a private placement of equity capital. The Company received net proceeds of $32,979,904 from an issuance of 3,600,000 shares of common stock. The Company received additional proceeds of $878,000 from an issuance of 87,800 shares of common stock upon the closing of a direct offering to certain directors, officers, and employees of the Company on July 31, 1997. The Company issued 9,006,100 shares of common stock on October 14, 1997 during an initial public offering. Net proceeds received in the offering were $98,832,751. During the year ended December 31, 1998, 44,124 options were exercised at $195,099. Stock buybacks during the year ended December 31, 1998 totaled 109,600 shares at a cost of $903,163.

   During the Company's year ending December 31, 1998, the Company declared dividends to shareholders totaling $15,437,554, or $1.22 per weighted average share, of which $11,579,891 was paid during the period and $3,857,663 was paid on January 25, 1999. For Federal income tax purposes dividends paid for the period is ordinary income to the Company stockholders.

   During the period ended December 31, 1997, the Company declared dividends to shareholders totaling $4,689,662, or $.79 per weighted average share, of which $1,892,604 was paid during the period and $2,797,058 was paid on January 20, 1998. For Federal income tax purposes, dividends paid for the period are ordinary income to the Company stockholders.

5. Earnings Per Share (EPS)

   In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 128, Earnings Per Share (SFAS No. 128), which requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also requires a reconciliation of the numerator and denominator of Basic EPS and Diluted EPS computation. For the year ended December 31, 1998, the reconciliation is as follows:

                                                     For the Year Ended
                                                     December 31, 1998
                                             -----------------------------------
                                               Income       Shares     Per-Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------  ---------
Net income.................................. $15,488,923
                                             -----------
Basic EPS...................................  15,488,923  12,709,116     $1.22
                                                                         =====
Effect of dilutive securities:
  Dilutive stock options....................                 311,532
                                             -----------  ----------
  Diluted EPS............................... $15,488,923  13,020,648     $1.19
                                             ===========  ==========     =====

   Options to purchase 446,084 shares were outstanding during the period (Note
6) and were dilutive as the exercise price (between $4.00 and $8.13) was less than the average stock price for the year for the Company of $9.36. Options to purchase 147,676 shares of stock were outstanding and not considered dilutive. The exercise price (between $10.00 and $11.28) was greater than the average stock price for the year of $9.36.

   For the period ending December 31, 1997, the reconciliation is as follows:

                                                   For the Period Ended
                                                     December 31, 1997
                                            ------------------------------------
                                              Income       Shares      Per-Share
                                            (Numerator)  (Denominator)  Amount
                                            ----------- -------------  ---------
Net income................................. $4,919,494
                                            ----------
Basic EPS..................................  4,919,494    5,952,123      $0.83
                                                                         =====
Effect of dilutive securities:
  Dilutive stock options...................                 216,408
                                            ----------    ---------
  Diluted EPS.............................. $4,919,494    6,168,531      $0.80
                                            ==========    =========      =====

   Options to purchase 348,500 shares were outstanding during the period (Note
6) and were dilutive as the exercise price (between $4.00 and $10.00) was less than the average stock price for the period for the Company (between $11.00 and $12.00).

6. Long Term Stock Incentive Plan

   The Company has adopted a Long Term Stock Incentive Plan for executive officers, key employees and nonemployee directors (the "Incentive Plan"). The Incentive Plan authorizes the Compensation Committee of the Board of Directors to grant awards, including incentive stock options as defined under section 422 of the Code ("ISOs") and options not so qualified ("NQSOs"). The Incentive Plan authorizes the granting of options or other awards for an aggregate of the greater of 500,000 shares or 5% of the outstanding shares of the Company's common stock.

   The Company adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost for the Incentive Plan has been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123. For the Company's pro forma net earnings, the compensation cost will be amortized over the four-year vesting period of the options. The Company's net earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         For the Period Ending
                                                        ------------------------
                                                         December   December 31,
                                                         31, 1998       1997
                                                        ----------- ------------
        Net earnings--as reported...................... $15,488,925  $4,919,494
        Net earnings--pro forma........................  15,280,631   4,738,932
        Earnings per share--as reported................ $      1.22  $     0.83
        Earnings per share--pro forma.................. $      1.20  $     0.80

   The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in the year ended December 31, 1998: dividend yield of 10%; expected volatility of 33%; risk-free interest rate of 5.56%; and expected lives of seven years. For the period ended December 31, 1997, dividend yield of 10%; expected volatility of 25%; risk-free interest rate of 6.07%; and expected lives of four years.

   Information regarding options is as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                             Shares    Price
                                                            --------  --------
        Outstanding, January 1, 1998.......................  348,500   $6.42
        Granted (242,884 ISOs, 46,500 NQSOs)...............  289,384    8.17
        Exercised..........................................  (44,124)   4.34
        Expired............................................      --      --
                                                            --------   -----
        Outstanding, December 31, 1998.....................  593,760   $7.42
                                                            ========   =====
        Weighted average fair value of options granted
         during the year (per share)....................... $   1.99
                                                            ========

   Information regarding options at December 31, 1997, is as follows:

                                                                      Weighted
                                                                      Average
                                                                      Exercise
                                                              Shares   Price
                                                             -------- --------
        Granted (311,000 ISOs, 37,500 NQSOs)................  348,500  $6.42
        Exercised...........................................      --     --
        Expired.............................................      --     --
                                                             --------  -----
        Outstanding, December 31, 1997......................  348,500  $6.42
                                                             ========  =====
        Weighted average fair value of options granted
         during the period (per share)...................... $   2.07
                                                             ========

   The following table summarizes information about stock options outstanding at December 31, 1998:

                                                                  Options Outstanding
                                                                       Weighted
                                                                        Average
                                                                       Remaining
               Range of                 Options                       Contractual
            Exercise Prices           Outstanding                     Life (Yrs.)
            ---------------           -----------                 -------------------
               $ 4.00                   166,626                             3
               $ 8.13                   279,458                            10
               $ 8.94                     7,500                             4
               $10.00                   137,750                             3
               $11.25                     2,426                             4
                                        -------
                                        593,760                           6.3
                                        -------

   At December 31, 1998, 56,241 options were vested and not exercised.

7. Comprehensive Income

   The Company adopted FASB Statement No. 130, Reporting Comprehensive Income. Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company at December 31, 1998 and 1997 held securities classified as available-for-sale. At December 31, 1998, the net unrealized losses totaled $6,404,275 and at December 31, 1997 the net unrealized gains totaled $2,023,751.

8. Lease Commitments

   The Corporation has a noncancelable lease for office space, which commenced in April 1998 and expires in December 2007.

   The Corporation's aggregate future minimum lease payments are as follows:

            1999............................... $  92,804
            2000...............................    95,299
            2001...............................    97,868
            2002...............................   100,515
            2003 and thereafter................   582,406
                                                ---------
                                                $ 968,892
                                                ---------

9. Related Party Transaction

   Included in "Other Assets" on the Balance sheet is an investment in Annaly International Money Management, Inc. On June 24, 1998, the Company acquired 99,960 nonvoting shares, at a cost of $49,980. The officers and directors of Annaly International Money Management Inc. are also officers and directors of the Company.

10. Summarized Quarterly Results (Unaudited)

   The following is a presentation of the quarterly results of operations for the year ended December 31, 1998.

                                                Quarters Ending
                                -----------------------------------------------
                                 March 31,   June 30,    September   December
                                   1998        1998      30, 1998    31, 1998
                                ----------- ----------- ----------- -----------
Interest income from Mortgage-
 Backed Securities and cash...  $20,078,721 $23,761,953 $24,008,567 $22,136,390
Interest expense on repurchase
 agreements...................   16,313,474  20,177,580  20,765,301  18,478,925
                                ----------- ----------- ----------- -----------
    Net interest income.......    3,765,247   3,584,373   3,243,266   3,657,465
Gain on sale of Mortgage-
 Backed Securities............    1,427,084     295,875     993,630     627,517
General and administrative
 expenses.....................      484,181     493,718     528,240     599,185
                                ----------- ----------- ----------- -----------
Net income....................  $ 4,708,150 $ 3,386,530 $ 3,708,656 $ 3,685,797
                                =========== =========== =========== ===========
Net income per share:
  Basic.......................  $      0.37 $      0.27 $      0.29 $      0.29
                                =========== =========== =========== ===========
  Dilutive....................  $      0.36 $      0.26 $      0.29 $      0.29
                                =========== =========== =========== ===========
Average number of shares
 outstanding:
  Basic.......................   12,727,405  12,757,674  12,704,194  12,648,116
                                =========== =========== =========== ===========
  Dilutive....................   12,923,195  12,959,771  12,785,765  12,731,192
                                =========== =========== =========== ===========

     The following is a presentation of the quarterly results of operations for the period February 18, 1997 (commencement of operations) through December 31, 1997.

                                                    Quarters Ending
                             Period Ended ------------------------------------
                              March 31,    June 30,  September 30,  December
                                 1997        1997        1997       31, 1997
                             ------------ ---------- ------------- -----------
  Interest income from
   Mortgage-Backed
   Securities and cash.....   $1,060,692  $5,448,215  $6,123,457   $12,080,771
  Interest expense on
   repurchase agreements...      713,120   4,435,697   5,126,089     9,402,048
                              ----------  ----------  ----------   -----------
    Net interest income....      347,572   1,012,518     997,368     2,678,723
  Gain on sale of Mortgage-
   Backed Securities.......          --      229,865     429,400        76,038
  General and
   administrative
   expenses................       64,047     185,849     227,245       374,849
                              ----------  ----------  ----------   -----------
  Net income...............   $  283,525  $1,056,534  $1,199,523   $ 2,379,912
                              ==========  ==========  ==========   ===========
  Net income per share:
    Basic..................   $     0.08  $     0.28  $     0.32   $      0.21
                              ==========  ==========  ==========   ===========
    Dilutive...............   $     0.07  $     0.26  $     0.29   $      0.20
                              ==========  ==========  ==========   ===========
  Average number of shares
   outstanding.............    3,680,000   3,680,000   3,739,170    11,449,777
                              ==========  ==========  ==========   ===========

                                  * * * * * *

                        ANNALY MORTGAGE MANAGEMENT, INC.

                                 BALANCE SHEET

                                                                June 30, 1999
                                                                --------------
                                                                 (Unaudited)
                            ASSETS
Cash and Cash Equivalents...................................... $       52,402
Mortgage-Backed Securities, At fair value......................  1,474,103,767
Accrued Interest Receivable....................................      7,402,365
Other Assets...................................................        403,165
                                                                --------------
    Total Assets............................................... $1,481,961,699
                                                                ==============
             LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Repurchase agreements........................................ $1,344,740,000
  Payable for Mortgage-Backed Securities purchased.............      9,987,500
  Accrued interest payable.....................................      8,767,821
  Dividends payable............................................      4,444,142
  Accounts payable.............................................        430,329
                                                                --------------
    Total liabilities..........................................  1,368,369,792
                                                                --------------
Stockholders' Equity:
  Common stock: par value $.01 per share; 100,000,000
   authorized;12,807,148 shares issued and outstanding.........        128,071
  Additional paid-in capital...................................    132,966,180
  Accumulated other comprehensive income.......................    (19,428,328)
  Treasury Stock at cost (109,600 shares)......................       (903,163)
  Retained earnings............................................        829,147
                                                                --------------
    Total stockholders' equity.................................    113,591,907
                                                                --------------
    Total Liabilities and Stockholders' Equity................. $1,481,961,699
                                                                ==============


                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                            STATEMENTS OF OPERATIONS

                                                     For The Six    For The Six
                                                    Months Ended   Months Ended
                                                    June 30, 1999  June 30, 1998
                                                    -------------  -------------
                                                            (Unaudited)
Interest Income:
  Mortgage-Backed Securities....................... $ 44,279,733    $43,840,637
  Money market account.............................          138             37
                                                    ------------    -----------
    Total interest income..........................   44,279,871     43,840,674
Interest Expense:
  Repurchase agreements............................   34,016,865     36,491,054
                                                    ------------    -----------
Net Interest Income................................   10,263,006      7,349,620
Gain on Sale of Mortgage-Backed Securities.........       90,413      1,722,959
General and Administrative Expenses................    1,171,014        977,899
                                                    ------------    -----------
Net Income.........................................    9,182,405      8,094,680
                                                    ------------    -----------
Other Comprehensive Income
  Unrealized loss on available-for-sale
   securities......................................  (12,933,640)    (2,211,198)
  Less: reclassification adjustment for gains
   included in net income..........................      (90,413)    (1,722,959)
                                                    ------------    -----------
  Other comprehensive loss.........................  (13,024,053)    (3,934,157)
                                                    ------------    -----------
Comprehensive Income............................... $ (3,841,648)   $ 4,160,523
                                                    ============    ===========
Net Income Per Share:
  Basic............................................ $       0.72    $      0.64
                                                    ============    ===========
  Dilutive......................................... $       0.71    $      0.63
                                                    ============    ===========
AVERAGE NUMBER OF SHARES OUTSTANDING
  Basic............................................   12,677,718     12,742,623
                                                    ============    ===========
  Dilutive.........................................   12,957,289     12,941,535
                                                    ============    ===========


                       See notes to financial statements.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                     FOR THE SIX MONTHS ENDED JUNE 30, 1999

                           Common    Additional                                               Other
                          Stock Par    Paid-in     Treasury   Comprehensive   Retained    Comprehensive
                            Value      Capital      Stock        Income       Earnings       Income          Total
                          --------- ------------- ----------  -------------  -----------  -------------  -------------
                                                                (unaudited)
BALANCE, DECEMBER 31,
 1998...................  $ 127,580 $ 132,770,175 $ (903,163)                $   280,992  $  (6,404,275) $ 125,871,309
 Net income.............                                      $  4,318,456     4,318,456
 Other comprehensive
  income:
 Unrealized net gains on
  securities, net of
  reclassification
  adjustment............                                           421,355                      421,355
                                                              ------------
 Comprehensive income...                                      $  4,739,811                                   4,739,811
                                                              ============
 Exercise of stock
  options...............        489       195,007                                                              195,496
 Dividends declared for
  the quarter ended
  March 31, 1999, $0.33
  per average share.....                                                      (4,190,108)                   (4,190,108)
                          --------- ------------- ----------                 -----------  -------------  -------------
BALANCE, MARCH 31,
 1999...................  $ 128,069 $ 132,965,182 $ (903,163)                $   409,340   $ (5,982,920)  $126,616,508
 Net income.............                                      $  4,863,949     4,863,949
 Other comprehensive
  income:
 Unrealized net losses
  on securities, net of
  reclassification
  adjustment                                                   (13,445,408)                 (13,445,408)
                                                              ------------
 Comprehensive income...                                      $ (8,581,459)                                 (8,581,459)
                                                              ============
 Exercise of stock
  options...............          2           998                                                                1,000
 Dividends declared for
  the quarter ended June
  30, 1999, $0.35 per
  average share.........                                                      (4,444,142)                   (4,444,142)
                          --------- ------------- ----------                 -----------  -------------  -------------
BALANCE, JUNE 30,1999...  $ 128,071 $ 132,966,180 $ (903,163)                $   829,147  $ (19,428,328) $ 113,591,907
                          ========= ============= ==========                 ===========  =============  =============
Disclosure of
 reclassification
 amount:
Unrealized holding
 losses arising during
 period.................                                      $(12,933,640)
Less: reclassification
 adjustment for gains
 included in net
 income.................                                           (90,413)
                                                              ------------
Net unrealized losses on
 securities.............                                      $(13,024,053)
                                                              ============

                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                For The Six      For The Six
                                               Months Ended     Months Ended
                                               June 30, 1999    June 30, 1998
                                              ---------------  ---------------
                                                        (Unaudited)
Cash Flows From Operating Activities:
  Net income................................. $     9,182,405  $     8,094,680
  Adjustments to reconcile net income to net
   cash provided by
   operating activities:
    Amortization of mortgage premiums and
     discounts, net..........................       4,050,915        3,853,436
    Gain on sale of Mortgage-Backed
     Securities..............................         (90,413)      (1,722,959)
    Increase in accrued interest receivable..        (620,322)      (2,240,482)
    Increase in other assets.................        (190,951)        (133,344)
    Increase in accrued interest payable.....       3,715,195        5,907,928
    Increase (Decrease) in accounts payable..         291,092          (75,544)
                                              ---------------  ---------------
      Net cash provided by operating
       activities............................      16,337,921       13,683,715
                                              ---------------  ---------------
Cash Flows From Investing Activities:
  Purchase of Mortgage-Backed Securities.....    (356,751,056)    (961,783,914)
  Proceeds from sale of Mortgage-Backed
   Securities................................      48,212,366      224,939,508
  Principal payments on Mortgage-Backed
   Securities................................     235,805,426      232,134,576
                                              ---------------  ---------------
      Net cash used in investing activities..     (72,733,264)    (504,709,830)
                                              ---------------  ---------------
Cash Flows From Financing Activities:
  Proceeds from repurchase agreements........   5,272,183,000    5,241,533,000
  Principal payments on repurchase
   agreements................................  (5,207,953,000)  (4,744,134,000)
  Proceeds from exercise of stock options....         196,496          193,700
  Additional cost of initial public
   offering..................................             --          (130,248)
  Dividends paid.............................      (8,047,771)      (6,879,514)
                                              ---------------  ---------------
      Net cash provided by financing
       activities............................      56,378,725      490,582,938
                                              ---------------  ---------------
Net Increase in Cash and Cash Equivalents....         (16,618)        (443,177)
Cash and Cash Equivalents, Beginning of
 Period......................................          69,020          511,172
                                              ---------------  ---------------
Cash and Cash Equivalents, End of Period..... $        52,402  $        67,995
                                              ===============  ===============
Supplemental Disclosure of Cash Flow
 Information:
  Interest paid.............................. $    30,241,491  $    30,493,126
                                              ===============  ===============
Noncash Financing Activities:
  Net unrealized losses on available-for-sale
   securities................................ $   (19,428,328) $    (1,910,407)
                                              ===============  ===============
  Dividends declared, not yet paid........... $     4,444,142  $     4,082,456
                                              ===============  ===============

                       See notes to financial statements.

                        ANNALY MORTGAGE MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

   Annaly Mortgage Management, Inc. (the "Company") was incorporated in Maryland on November 25, 1996. The Company commenced its operations of purchasing and managing Mortgage-Backed Securities on February 18, 1997, upon receipt of the net proceeds from the private placement of equity capital. An initial public offering was completed on October 14, 1997.

   A summary of the Company's significant accounting policies follows:

   Basis of Presentation. The accompanying unaudited financial statements have been prepared in conformity with the instructions to Form 10-Q and Article 10, Rule 10-01 of Regulation S-X for interim financial statements. The interim financial statements for the six month period are unaudited; however, in the opinion of the Company's management, all adjustments, consisting only of normal recurring accruals, necessary for a fair statement of the results of operations have been included. These unaudited financials statements should be read in conjunction with the audited financial statements included in the Company's Annual Report on form 10-K for the year ended December 31, 1998. The nature of the Company's business is such that the results of any interim period are not necessarily indicative of results for a full year.

   Cash and Cash Equivalents. Cash and cash equivalents includes cash on hand and money market funds. The carrying amounts of cash equivalents approximates their value.

   Mortgage-Backed Securities. The Company invests primarily in mortgage pass-through certificates, collateralized mortgage obligations and other mortgage-backed securities representing interests in or obligations backed by pools of mortgage loans (collectively, "Mortgage-Backed Securities").

   Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities ("SFAS 115"), requires the Company to classify its investments as either trading investments, available-for-sale investments or held-to-maturity investments. Although the Company generally intends to hold most of its Mortgage-Backed Securities until maturity, it may, from time to time, sell any of its Mortgage-Backed Securities as part of its overall management of its balance sheet. Accordingly, this flexibility requires the Company to classify all of its Mortgage-Backed Securities as available-for-sale. All assets classified as available-for-sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of stockholders' equity.

   Unrealized losses on Mortgage-Backed Securities that are considered other than temporary, as measured by the amount of decline in fair value attributable to factors other than temporary, are recognized in income and the cost basis of the Mortgage-Backed Securities is adjusted. There were no such adjustments for the six months ended June 30, 1999.

   Interest income is accrued based on the outstanding principal amount of the Mortgage-Backed Securities and their contractual terms. Premiums and discounts associated with the purchase of the Mortgage-Backed Securities are amortized into interest income over the lives of the securities using the effective yield method.

   Mortgage-Backed Securities transactions are recorded on the date the securities are purchased or sold. Purchases of newly issued securities are recorded when all significant uncertainties regarding the characteristics of the securities are removed, generally shortly before settlement date. Realized gains and losses on Mortgage-Backed Securities transactions are determined on the specific identification basis.

   Credit Risk. At June 30, 1999, the Company has limited exposure to credit losses on its portfolio of Mortgage-Backed Securities by only purchasing securities from Federal Home Loan Mortgage Corporation ("FHLMC"), Federal National Mortgage Association ("FNMA"), or Government National Mortgage Association ("GNMA"). The payment of principal and interest on the FHLMC and FNMA Mortgage-Backed Securities are guaranteed by those respective agencies and the payment of principal and interest on the GNMA Mortgage-Backed Securities are backed by the full-faith-and-credit of the U.S. government. At June 30, 1999 and December 31, 1998, all of the Company's Mortgage-Backed Securities have a "AAA" rating or an implied a "AAA" rating.

   Income Taxes. The Company has elected to be taxed as a Real Estate Investment Trust ("REIT") and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") with respect thereto. Accordingly, the Company will not be subjected to Federal income tax to the extent of its distributions to shareholders and as long as certain asset, income and stock ownership tests are met.

   Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Mortgaged-Backed Securities

   The following table pertains to the Company's Mortgage-Backed Securities classified as available-for-sale as of June 30, 1999, which are carried at their fair value:

                              Federal       Federal      Government
                             Home Loan      National      National        Total
                              Mortgage      Mortgage      Mortgage       Mortgage
                            Corporation   Association   Association       Assets
                            ------------  ------------  ------------  --------------
  Mortgage-Backed
   Securities, gross......  $424,033,991  $938,104,181  $106,408,686  $1,468,546,858
  Unamortized discount....      (167,685)     (867,438)          --       (1,035,123)
  Unamortized premium.....     8,489,757    15,666,584     1,864,019      26,020,360
                            ------------  ------------  ------------  --------------
  Amortized cost..........   432,356,063   952,903,327   108,272,705   1,493,532,095
  Gross unrealized gains..        58,216     1,685,599           --        1,743,815
  Gross unrealized
   losses.................    (6,681,797)  (12,136,017)   (2,354,329)    (21,172,143)
                            ------------  ------------  ------------  --------------
  Estimated fair value....  $425,732,482  $942,452,909  $105,918,376  $1,474,103,767
                            ============  ============  ============  ==============

   During the six months ended June 30, 1999 and 1998, the Company realized $90,413 and $1,722,959 in gains from sales of Mortgage-Backed Securities, respectively. There were no losses on sales of Mortgage-Backed Securities for the six months ended June 30, 1999 and 1998.

3. Repurchase Agreements

   As of June 30, 1999, the Company had outstanding $1,344,740,000 of repurchase agreements with a weighted average borrowing rate of 4.87% and a weighted average remaining maturity of 24 days. At June 30, 1999, Mortgage-Backed Securities actually pledged had an estimated fair value of $1,419,675,628.

   At June 30, 1999, the repurchase agreements had the following remaining maturities:

                                           June 30, 1999
                                          ---------------
            Within 30 days............... $ 1,177,751,000
            30 to 59 days................      45,453,000
            60 to 89 days................      41,254,000
            90 to 119 days...............      54,752,000
            120 days and over............      25,530,000
                                          ---------------
                                          $ 1,344,740,000
                                          ---------------

4. Common Stock

   Options were exercised during the six month period ending June 30, 1999 increasing the total number of shares outstanding to 12,697,548. The number of stock options exercised was 49,124, with an aggregate purchase price of $196,496.

   During the Company's six months ending June 30, 1999, the Company declared dividends to shareholders totaling $8,634,250, or $0.68 per weighted average share, of which $4,444,142 was paid on July 28, 1999.

5. Earnings Per Share (EPS)

   In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting No. 128, Earnings Per Share (SFAS No. 128), which requires dual presentation of Basic EPS and Diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 also requires a reconciliation of the numerator and denominator of Basic EPS and Diluted EPS computation. For the six months ended June 30, 1999 the reconciliation is as follows:

                                                  For the Six Months Ended
                                                       June 30, 1999
                                             -----------------------------------
                                               Income       Shares     Per Share
                                             (Numerator) (Denominator)   Amount
                                             ----------- ------------  ---------
Net income.................................. $9,182,405
                                             ----------
Basic EPS...................................  9,182,405   12,677,718     $0.72
Effect of dilutive securities:
  Dilutive stock options....................                 279,571
                                             ----------   ----------     -----
  Diluted EPS............................... $9,182,405   12,957,289     $0.71
                                             ==========   ==========     =====

   Options to purchase 404,460 shares were outstanding during the quarter were dilutive, as the exercise price (between $4.00 and $8.94) was less than the average stock price for the six month period for the Company of $9.80. Options to purchase 147,676 shares of stock were outstanding during the period and are not considered dilutive. The exercise price (between $10.00 and $11.25) was greater than the average stock price for the six month period of $9.80.

   For the six months ended June 30, 1998, the reconciliation is as follows:

                                                  For the Six Months Ended
                                                       June 30, 1998
                                             -----------------------------------
                                               Income       Shares     Per Share
                                             (Numerator) (Denominator)  Amount
                                             ----------- ------------  ---------
Net income.................................. $8,094,680
                                             ----------
Basic EPS...................................  8,094,680   12,742,623     $0.64
Effect of dilutive securities:
  Dilutive stock options....................                 198,912
                                             ----------   ----------     -----
  Diluted EPS............................... $8,094,680   12,941,535     $0.63
                                             ==========   ==========     =====

   Options to purchase 312,226 shares were outstanding during the quarter and were dilutive as the exercise price (between $4.00 and $10.00) was less than the average stock price for the six month period for the Company of $10.66. Options to purchase 2,426 shares of stock were outstanding and not considered dilutive. The exercise price of $11.25 were greater than the average stock price of for the quarter of $10.66.

6. Comprehensive Income

   The Company adopted FASB Statement no. 130, Reporting Comprehensive Income, Statement no. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. The Company at June 30, 1999 held securities classified as available-for-sale. At June 30, 1999, the net unrealized losses totaled $19,428,328.

7. Lease Commitments

   The Corporation has non-cancelable lease for office space, which commenced in April 1998 and expires in December 2007.

   The Corporation's aggregate future minimum lease payments are as follows:

            1999................................   92,804
            2000................................   95,299
            2001................................   97,868
            2002................................  100,515
            2003 through 2007...................  582,406
                                                 --------
              Total lease obligation............ $968,892
                                                 ========

8. Related Party Transaction

   Included in "Other Assets" on the Balance sheet is an investment in Annaly International Money Management, Inc. On June 24, 1998, the Company acquired 99,960 nonvoting shares, at a cost of $49,980. The officers and directors of Annaly International Money Management Inc. are also officers and directors of the Company.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

Prospectus

                        Annaly Mortgage Management, Inc.
                         12 East 41st Street, Suite 700
                           New York, New York  10017
                                 (212-696-0100)

                                  $200,000,000

                        Common Stock and Preferred Stock


     By this prospectus, we may offer, from time to time, shares of our:

          .    common stock
          .    preferred stock
          .    any combination of the foregoing

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you decide to invest.

     This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

     The New York Stock Exchange lists our common stock under the symbol "NLY".

     To ensure we qualify as a real estate investment trust, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

     Consider carefully the risk factors beginning on page 5 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.





               The date of this prospectus is September 16, 1999

                               TABLE OF CONTENTS

     ABOUT THIS PROSPECTUS..............................................  3

     PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995...................  3

     ABOUT ANNALY MORTGAGE MANAGEMENT, INC..............................  3

     RISK FACTORS.......................................................  5

     USE OF PROCEEDS.................................................... 11

     DESCRIPTION OF STOCK............................................... 12

     FEDERAL INCOME TAX CONSIDERATIONS.................................. 16

     PLAN OF DISTRIBUTION............................................... 24

     EXPERTS............................................................ 25

     LEGAL MATTERS...................................................... 25

     WHERE YOU CAN FIND MORE INFORMATION................................ 25

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.................... 26

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this process, we may offer and sell any combination of preferred stock and common stock in one or more offerings up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information you may need to make your investment decision.

               PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                       SAFE HARBOR CAUTIONARY STATEMENT

     This prospectus and the documents incorporated by reference herein contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations, estimates and projections. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, our actual results may differ from our current expectations, estimates and projections. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

     Important factors that may impact our actual results include changes in interest rates, changes in the yield curve, changes in prepayment rates, the supply of mortgage-backed securities, our ability to obtain financing, the terms of any financing and the other factors described in this prospectus under the heading "Risk Factors."

                     ABOUT ANNALY MORTGAGE MANAGEMENT, INC.

General

     We are a real estate investment trust (or REIT) organized under Maryland law. We own, manage and finance a portfolio of mortgage-backed securities. We seek to generate net income for our stockholders from the spread between the interest income we earn on our portfolio of mortgage-backed securities and our borrowing costs to finance our portfolio of mortgage-backed securities. We were organized on November 25, 1996 and commenced operations on February 18, 1997. We are self-advised and self-managed.

Assets

     On June 30, 1999, all of the mortgage-backed securities we owned were "agency certificates." Agency certificates are mortgage-backed securities where a government agency or federally chartered corporation, such as FHLMC, FNMA or GNMA, guarantees payments of principal or interest on the certificates. Although not rated, these agency certificates carry an implied "AAA" rating.

     . Freddie Mac is a common abbreviation that refers to the Federal Home Loan Mortgage Corporation, a privately-owned government-sponsored enterprise created pursuant to an act of Congress.

     . Fannie Mae is a common abbreviation that refers to the Federal National Mortgage Association, a privately-owned, federally-chartered corporation organized under an act of Congress.

     . Ginnie Mae is a common abbreviation that refers to the Government National Mortgage Association, a wholly-owned instrumentality of the United States within the Department of Housing and Urban Development.

     Even though we have only acquired AAA securities so far, under our capital investment policy we have the ability to acquire securities of lower credit quality. Under our policy:

     .    75% of our investments must have a AA or higher rating by Standard &
Poor's Corporation (or S&P), or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings;

     .    the remaining 25% of our investments must have a BBB or higher rating by S&P, or an equivalent rating by another nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings; securities with ratings of BBB or higher are commonly referred to as "investment grade" securities; and

     .    we seek to have a minimum weighted average rating for our portfolio of at least A by S&P.

     We acquire both adjustable-rate and fixed-rate mortgage-backed securities. Adjustable-rate mortgage-backed securities have interest rates that adjust periodically based upon changes in an objective index of short-term interest rates, such as LIBOR or a Treasury index. On June 30, 1999, approximately 64% of our mortgage-backed securities were adjustable-rate securities and approximately 36% were fixed-rate securities.

Borrowings

     We borrow money primarily through repurchase agreements using our mortgage-backed securities as collateral. We generally expect to maintain a ratio of debt-to-equity of between 8:1 to 12:1, although the ratio may vary from time to time depending upon market conditions and other factors our management deems relevant. At June 30, 1999, our debt-to-equity ratio was 11.8:1.

     We attempt to structure our borrowings to have interest rate adjustment indices and interest rate adjustment periods that, on an aggregate basis, correspond generally to the interest rate adjustment indices and periods of our adjustable-rate mortgage-backed securities. However, the interest rates on our borrowings generally adjust more frequently than the interest rates on our mortgage-backed securities. In addition, our fixed-rate mortgage-backed securities do not provide for any periodic rate adjustments. Accordingly, we could experience net losses or a decrease in net profits in a period of rising interest rates.

Stock Listing

     Our common stock is traded on the New York Stock Exchange under the symbol "NLY."

Principal Executive Offices and Telephone Number

     Our principal executive offices are located at 12 East 41st Street, Suite 700, New York, New York 10017. Our telephone number is (212) 696-0100.

                                 RISK FACTORS

     An investment in our stock involves a number of risks. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our common stock could decline significantly and you may lose all or part of your investment.

If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, it may adversely affect our profitability

     We earn money based upon the spread between the interest payments we earn on our mortgage-backed security investments and the interest payments we must make on our borrowings. If the interest payments on our borrowings increase relative to the interest we earn on our mortgage-backed securities, our profitability may be adversely affected.

     The interest payments on our borrowings may increase relative to the interest we earn on our adjustable-rate mortgage-backed securities for various reasons discussed in this section.

 .    Differences in timing of interest rate adjustments on our mortgage-backed securities and our borrowings may adversely affect our profitability

     We rely primarily on short-term borrowings to acquire mortgage-backed securities with long-term maturities. Accordingly, if short-term interest rates increase, this may adversely affect our profitability.

     Most of the mortgage-backed securities we acquire are adjustable-rate securities. This means that their interest rates may vary over time based upon changes in an objective index, such as:

     . LIBOR or the London Interbank Offered Rate. The interest rate that banks in London offer for deposits in London of U.S. dollars.

     . Treasury Index. A monthly or weekly average yield of benchmark U.S. Treasury securities, as published by the Federal Reserve Board.

     . CD Rate. The weekly average of secondary market interest rates on six-month negotiable certificates of deposit, as published by the Federal Reserve Board.

     These indices generally reflect short-term interest rates. On June 30, 1999, approximately 64% of our mortgage-backed securities were adjustable-rate securities.

     The interest rates on our borrowings similarly vary with changes in an objective index. However, the interest rates on our borrowings generally adjust more frequently than the interest rates on our adjustable-rate mortgage-backed securities. For example, on June 30, 1999, our adjustable-rate mortgage-backed securities had a weighted average term to next rate adjustment of 10 months, while our borrowings had a weighted average term to next rate adjustment of 24 days. Accordingly, in a period of rising interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings adjust faster than the interest rates on our adjustable-rate mortgage-backed securities.

 .    Interest rate caps on our mortgage-backed securities may adversely affect our profitability

     Our adjustable-rate mortgage-backed securities are typically subject to periodic and lifetime interest rate caps. Periodic interest rate caps limit the amount an interest rate can increase during any given period. Lifetime interest rate caps limit the amount an interest rate can increase through maturity of a mortgage-backed security. Our borrowings are not subject to similar restrictions. Accordingly, in a period of rapidly increasing interest rates, we could experience a decrease in net income or a net loss because the interest rates on our borrowings could increase without limitation while the interest rates on our adjustable-rate mortgage-backed securities would be limited by caps.

 .    Because we acquire fixed-rate securities, an increase in interest rates may adversely affect our profitability

     While the majority of our investments consist of adjustable-rate mortgage-backed securities, we also invest in fixed-rate mortgage-backed securities. In a period of rising interest rates, our interest payments could increase while the interest we earn on our fixed-rate mortgage-backed securities would not change. This would adversely affect our profitability. On June 30, 1999, approximately 36% of our mortgage-backed securities were fixed-rate securities.

An increase in prepayment rates may adversely affect our profitability

     The mortgage-backed securities we acquire are backed by pools of mortgage loans. We receive payments, generally, from the payments that are made on these underlying mortgage loans. When borrowers prepay their mortgage loans at rates that are faster than expected, this results in prepayments that are faster than expected on the mortgage-backed securities. These faster than expected prepayments may adversely affect our profitability.

     We often purchase mortgage-backed securities that have a higher interest rate than the market interest rate at the time. In exchange for this higher interest rate, we must pay a premium over the market value to acquire the security. In accordance with accounting rules, we amortize this premium over the term of the mortgage-backed security. If the mortgage-backed security is prepaid in whole or in part prior to its maturity date, however, we must expense the premium that was prepaid at the time of the prepayment. This adversely affects our profitability. On June 30, 1999, approximately 87% of the mortgage-backed securities we owned were acquired at a premium.

     Prepayment rates generally increase when interest rates fall and decrease when interest rates rise, but changes in prepayment rates are difficult to predict. Prepayment rates also may be affected by conditions in the housing and financial markets, general economic conditions and the relative interest rates on fixed-rate and adjustable-rate mortgage loans.

     We may seek to reduce prepayment risk by acquiring mortgage-backed securities at a discount. If a discounted security is prepaid in whole or in part prior to its maturity date, we will earn income equal to the amount of the remaining discount. This will improve our profitability if the discounted securities are prepaid faster than expected. On June 30, 1999, approximately 13% of the mortgage-backed securities we owned were acquired at a discount.

     While we seek to minimize prepayment risk to the extent practical, in selecting investments we must balance prepayment risk against other risks and the potential returns of each investment. No strategy can completely insulate us from prepayment risk.

An increase in interest rates may adversely affect our book value

     Increases in interest rates may negatively affect the market value of our mortgage-backed securities. Our fixed-rate securities, generally, are more negatively affected by these increases. In accordance with accounting rules, we reduce our book value by the amount of any decrease in the market value of our mortgage-backed securities. During the second quarter of 1999, rising interest rates contributed to a decline in our book value from $9.97 per share at the beginning of the quarter to $8.95 per share at the end of the quarter.

Our strategy involves significant leverage

     We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1, although our ratio may at times be above or below this amount. We incur this leverage by borrowing against a substantial portion of the market value of our mortgage-backed securities. By incurring this leverage, we can enhance our returns. However, this leverage, which is fundamental to our investment strategy, also creates significant risks.

 .    Our leverage may cause substantial losses

     Because of our significant leverage, we may incur substantial losses if our borrowing costs increase. Our borrowing costs may increase for any of the following reasons:

          .    short-term interest rates increase

          .    the market value of our mortgage-backed securities decreases

          .    interest rate volatility increases

          .    the availability of financing in the market decreases.

 .    Our leverage may cause margin calls and defaults and force us to sell assets under adverse market conditions

     Because of our leverage, a decline in the value of our mortgage-backed securities may result in our lenders initiating margin calls. A margin call means that the lender requires us to pledge additional collateral to re-establish the ratio of the value of the collateral to the amount of the borrowing. Our fixed-rate mortgage-backed securities generally are more susceptible to margin calls as increases in interest rates tend to more negatively affect the market value of fixed-rate securities.

     If we are unable to satisfy margin calls, our lenders may foreclose on our collateral. This could force us to sell our mortgage-backed securities under adverse market conditions. Additionally, in the event of our bankruptcy, our borrowings, which are generally made under repurchase agreements, may qualify for special treatment under the Bankruptcy Code. This special treatment would allow the lenders under these agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under these agreements without delay.

 .    Liquidation of collateral may jeopardize our REIT status

     To continue to qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our mortgage-backed securities, we may be unable to comply with these requirements, ultimately jeopardizing our status as a REIT. For further discussion of these asset and source of income requirements, and the consequences of our failure to continue to qualify as a REIT, please see the "Federal Income Tax Considerations" section of this prospectus.

 .    We may exceed our target leverage ratios

     We seek to maintain a ratio of debt-to-equity of between 8:1 and 12:1. However, we are not required to stay within this leverage ratio. If we exceed this ratio, the adverse impact on our financial condition and results of operations from the types of risks described in this section would likely be more severe.

 .    We may not be able to achieve our optimal leverage

     We use leverage as a strategy to increase the return to our investors. However, we may not be able to achieve our desired leverage for any of the following reasons:

     .    we determine that the leverage would expose us to excessive risk

     .    our lenders do not make funding available to us at acceptable rates

     . our lenders require that we provide additional collateral to cover our borrowings.

 .    We may incur increased borrowing costs which would adversely affect our profitability

     Currently, all of our borrowings are collateralized borrowings in the form of repurchase agreements. If the interest rates on these repurchase agreements increase, it would adversely affect our profitability.

     Our borrowing costs under repurchase agreements generally correspond to short-term interest rates such as LIBOR or a short-term Treasury index, plus or minus a margin. The margins on these borrowings over or under short-term interest rates may vary depending upon:

     .    the movement of interest rates

     .    the availability of financing in the market

     .    the value and liquidity of our mortgage-backed securities.

If we are unable to renew our borrowings at favorable rates, our profitability may be adversely affected

     Since we rely primarily on short-term borrowings, our ability to achieve our investment objectives depends not only on our ability to borrow money in sufficient amounts and on favorable terms, but also on our ability to renew or replace on a continuous basis our maturing short-term borrowings. If we are not able to renew or replace maturing borrowings, we would have to sell our assets under possibly adverse market conditions.

We have not used derivatives to mitigate our interest rate and prepayment risks

     Our policies permit us to enter into interest rate swaps, caps and floors and other derivative transactions to help us mitigate our interest rate and prepayment risks described above. However, we have determined in the past that the cost of these transactions outweighs the benefits. In addition, we will not enter into derivative transactions if we believe they will jeopardize our status as a REIT. If we decide to enter into derivative transactions in the future, these transactions may mitigate our interest rate and prepayment risks but cannot insulate us from these risks.

Our investment strategy may involve credit risk

     We may incur losses if there are payment defaults under our mortgage-backed securities.

     To date, all of our mortgage-backed securities have been agency certificates which, although not rated, carry an implied "AAA" rating. Agency certificates are mortgage-backed securities where Freddie Mac, Fannie Mae or Ginnie Mae guarantees payments of principal or interest on the certificates.

     Even though we have only acquired AAA securities so far, under our capital investment policy we have the ability to acquire securities of lower credit quality. Under our policy:

     . 75% of our investments must have a AA or higher rating by Standard & Poor's Corporation (or S&P), or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings;

     . the remaining 25% of our investments must have a BBB or higher rating by S&P, or an equivalent rating by a similar nationally recognized rating organization, or our management must determine that the investments are of comparable credit quality to investments with these ratings; securities with ratings of BBB or higher are commonly referred to as "investment grade" securities; and

     . we seek to have a minimum weighted average rating for our portfolio of at least A by S&P.

     If we acquire mortgage-backed securities of lower credit quality, we may incur losses if there are defaults under those mortgage-backed securities or if the rating agencies downgrade the credit quality of those mortgage-backed securities.

Because of competition, we may not be able to acquire mortgage-backed securities at favorable yields

     Our net income depends, in large part, on our ability to acquire mortgage-backed securities at favorable spreads over our borrowing costs. In acquiring mortgage-backed securities, we compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, mutual funds, other lenders and other entities that purchase mortgage-backed securities, many of which have greater financial resources than us. As a result, in the future, we may not be able to acquire sufficient mortgage-backed securities at favorable spreads over our borrowing costs.

We are dependent on our key personnel

     We are dependent on the efforts of our key officers and employees, including Michael A. J. Farrell, Chairman of the Board and Chief Executive Officer, Timothy J. Guba, President and Chief Operating Officer, Wellington J. St. Claire, Vice Chairman and Portfolio Manager, and Kathryn F. Fagan, Chief Financial Officer. The loss of any of their services could have an adverse effect on our operations. Although we have employment agreements with each of them, we cannot assure you they will remain employed with us.

Some of our officers and employees have potential conflicts of interest

     Some of our officers and employees have potential conflicts of interest with us. The material potential conflicts are as follows:

 .    Our officers and employees manage assets for other clients

     Messrs. Farrell and Guba, Ms. St. Claire and other officers and employees are actively involved in managing mortgage-backed securities and other fixed income assets for institutional clients through Fixed Income Discount Advisory Company. FIDAC is a registered investment adviser that on June 30, 1999 managed, assisted in managing or supervised approximately $650 million in gross assets for a wide array of clients. Of that amount, FIDAC managed approximately $450 million of those gross assets on a discretionary basis. The U.S. Dollar Floating Rate Fund is a fund managed by FIDAC. Mr. Farrell is a Director of the Floating Rate Fund. These officers will continue to perform services for FIDAC, the institutional clients and the Floating Rate Fund. Mr. Farrell is also the sole shareholder of FIDAC.

     These responsibilities may create conflicts of interest for these officers and employees if they are presented with corporate opportunities that may benefit us and the institutional clients and the Floating Rate Fund. Our officers allocate investments among Annaly, the institutional clients and the Floating Rate Fund by determining the entity or account for which the investment is most suitable. In making this determination, our officers consider the investment strategy and guidelines of each entity or account with respect to acquisition of assets, leverage, liquidity and other factors that our officers determine appropriate.

 .    Some of our directors and officers have ownership interests in our affiliates that create potential conflicts of interest

     Mr. Farrell, our Chairman and Chief Executive Officer, and our other directors and officers, have direct and indirect ownership interests in our affiliates that create potential conflicts of interest.

     During 1998, we made an initial investment of $49,980 in Annaly International Mortgage Management, Inc. Annaly International explores business opportunities overseas, including the origination of mortgages. Annaly International has not commenced operations beyond this exploratory stage. We own 24.99% of the equity of Annaly International in the form of non-voting securities. The remaining equity of Annaly International is owned by FIDAC, Michael A.J. Farrell, Timothy J. Guba, our President and Chief Operating Officer, Wellington J. St. Claire, our Vice Chairman and Portfolio Manager, Kathryn F. Fagan, our Chief Financial Officer, John S. Grace, one of our directors, and other persons. Mr. Farrell is the sole shareholder of FIDAC.

     During 1998, Annaly International made an initial investment of $20,400 in Annaly.com, Inc. Annaly.com explores opportunities to acquire or originate mortgages in the United States. Annaly.com has established a Web site at http://www.annaly.com but has not commenced the acquisition or origination of mortgages. Annaly International owns 51% of the equity of Annaly.com. The remaining equity of Annaly.com is owned by FIDAC.

     Our management allocates rent and other office expenses between our affiliates and us. These allocations may create conflicts of interest. Our management currently allocates rent and other expenses 90% to Annaly and 10% to FIDAC. Our audit committee must approve any change in these allocation percentages. In addition, we may enter into agreements, such as technology sharing or research agreements, with our affiliates in the future. These agreements would present potential conflicts of interest. Our management will obtain prior approval of our audit committee prior to entering into any agreements with our affiliates.

We and our shareholders are subject to certain tax risks

 .    Our failure to qualify as a REIT would have adverse tax consequences

     We believe that since 1997 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, as least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to stockholders at least 95% of our REIT taxable income (excluding capital gains). Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult or impossible for us to remain qualified as a REIT.

     If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our stockholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to our stockholders.

 .    We have certain distribution requirements

     As a REIT, we must distribute 95% of our annual taxable income. The required distribution limits the amount we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 95% distribution requirement.

 .    We are also subject to other tax liabilities

     Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property. Any of these taxes would reduce our operating cash flow.

Loss of Investment Company Act exemption would adversely affect us

     We intend to conduct our business so as not to become regulated as an investment company under the Investment Company Act. If we fail to qualify for this exemption, our ability to use leverage would be substantially reduced and we would be unable to conduct our business as described in this prospectus.

     The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Under the current interpretation of the SEC staff, in order to qualify for this exemption, we must maintain at least 55% of our assets directly in these qualifying real estate interests. Mortgage-backed securities that do not represent all the certificates issued with respect to an underlying pool of mortgages may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify for purposes of the 55% requirement. Therefore, our ownership of these mortgage-backed securities is limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, we treat as qualifying interests mortgage-backed securities issued with respect to an underlying pool as to which we hold all issued certificates. If the SEC or its staff adopts a contrary interpretation, we could be required to sell a substantial amount of our mortgage-backed securities, under potentially adverse market conditions. Further, in order to insure that we at all times qualify for the exemption from the Investment Company Act, we may be precluded from acquiring mortgage-backed securities whose yield is somewhat higher than the yield on mortgage-backed securities that could be purchased in a manner consistent with the exemption. The net effect of these factors may be to lower our net income.

Issuances of large amounts of our stock could cause our price to decline

     As of August 26, 1999, 12,793,224 shares of our common stock were outstanding. This prospectus may be used for the issuance of additional common stock or shares of preferred stock that are convertible into common stock. If we issue a significant number of shares of common stock or convertible preferred stock in a short period of time, there could be a dilution of the existing common stock and a decrease in the market price of the common stock.

We may change our policies without stockholder approval

     Our Board of Directors and management determine all of our policies, including our investment, financing and distribution policies. Although they have no current plans to do so, they may amend or revise these policies at any time without a vote of our stockholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our common stock or our ability to pay dividends or distributions.

We are subject to the year 2000 risk

     The year 2000 risk arises because certain computer programs have been written using two digits rather than four to define the applicable years. Consequently, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations. Our accounting software vendor has certified that the software package we use is year 2000 compliant.; however, we have not independently determined that this package is year 2000 compliant and we cannot assure you it is free of year 2000 risk.

     We rely on third-party suppliers for a number of key services. If supplier operations are interrupted due to the year 2000 risk, that interruption could affect our operations. Although some of our suppliers have assured us that they are year 2000 compliant, we cannot assure you that our vendors are free of year 2000 risk.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from any of the offered securities for the purchase of mortgage-backed securities. We then intend to increase our investment assets by borrowing against these mortgage-backed securities and using the proceeds to acquire additional mortgage-backed securities.

                             DESCRIPTION OF STOCK

General

     Our authorized capital stock consists of 100 million shares of common stock. Pursuant to our articles of incorporation, our Board has the right to classify or reclassify any unissued shares of common stock into one or more classes or series of common stock or preferred stock.

Common Stock

     Voting

     Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

     Our bylaws provide that annual meetings of our stockholders will be held each calendar year on the date determined by our President, and special meetings may be called by a majority of our Board, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least 25% of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation may be amended in accordance with Maryland law.

     Dividends; Liquidation; Other Rights

     Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

Classification or Reclassification of Common Stock or Preferred Stock

     Our articles of incorporation authorize our Board to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Issuance of Preferred Stock

     The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, by-laws and any articles supplementary to our articles of incorporation designating terms of a series of preferred stock. The preferred stock, when issued, will be fully paid and non-assessable. Because our Board has the power to establish the preferences, powers and rights of each series of preferred stock, our Board may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

     The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

     -    the title and stated value of the preferred stock;
     - the number of shares offered, the liquidation preference per share and the offering price of the shares;

     - the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;
     - the date from which dividends on the preferred stock will accumulate, if applicable;
     - the procedures for any auction and remarketing for the preferred stock;
     -    the provision for a sinking fund, if any, for the preferred stock;
     -    the provision for redemption, if applicable, of the preferred stock;
     -    any listing of the preferred stock on any securities exchange;
     - the terms, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;
     - any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;
     - a discussion of certain material federal income tax considerations applicable to the preferred stock;
     - the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;
     - any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and
     - any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our status as REIT.

Restrictions on Ownership and Transfer

     To ensure that we meet the requirements for qualification as a REIT, our articles of incorporation prohibit anyone from acquiring or holding, directly or constructively, ownership of a number of shares of any class of our capital stock in excess of 9.8% of the outstanding shares. For this purpose the term "ownership" generally means either direct ownership or constructive ownership in accordance with the constructive ownership provisions of section 544 of the Internal Revenue Code.

     The constructive ownership provisions of section 544 of the Internal Revenue Code, generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries; attribute ownership of securities owned by family members to other members of the same family; and set forth rules as to when securities constructively owned by a person are considered to be actually owned for the application of such attribution provisions (i.e., "reattribution"). To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owning not only shares of capital stock actually owned, but also any shares of capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

     Any transfer of shares of capital stock that would cause us to be disqualified as a REIT or that would (a) create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or
(b) result in the shares of capital stock being beneficially owned (within the meaning of section 856(a) of the Internal Revenue Code) by fewer than 100 persons (determined without reference to any rules of attribution), or (c) result in us being "closely held" within the meaning of section 856(h) of the Internal Revenue Code, will be null and void, and the intended transferee (the "purported transferee") will acquire no rights to those shares. These restrictions on transferability and ownership will not apply if our Board determines that it is no longer in our best interests to continue to qualify as a REIT.

     Any purported transfer of shares of capital stock that would result in a purported transferee owning (directly or constructively) shares of capital stock in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute "excess securities." Excess securities will be transferred by operation of law to a trust that we will establish for the exclusive benefit of a charitable organization, until such time as the trustee of the trust retransfers the excess securities. The trustee will be a banking institution designated by us that is not affiliated with the purported transferee or us. While the excess securities are held in trust, the purported transferee will not be entitled to vote or to share in any dividends or other distributions with respect to the securities. Subject to the 9.8% ownership limit, excess securities may be transferred by the trust to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically cease to be excess securities.

     Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock except the right to payment of the purchase price for the shares of capital stock on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our articles of incorporation shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

     All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     Any person who acquires shares in violation of our articles of incorporation, or any person who is a purported transferee such that excess securities results, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determine the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of more than 5.0% (during any period in which the number of record stockholders is 2,000 or more) or 1.0% (during any period in which the number of record stockholders is greater than 200 but less than 2,000) or 1/2% (during any period in which the number of record stockholders is 200 or less) of the number or value of our outstanding shares must send us an annual written notice by January 31 stating the name and address of the record owner and the number of shares held and describing how the shares are held. Further, each stockholder is required to disclose to us in writing information with respect to the direct and constructive ownership of shares as the Board deems reasonably necessary to comply with the REIT provisions of the Internal Revenue Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     Our Board may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Internal Revenue Code, our Board may, pursuant to our articles of incorporation, waive the 9.8% ownership limit for a purchaser of our stock. In connection with any such waiver, we may require that the stockholder requesting the waiver enter into an agreement with us providing that we may repurchase shares from the stockholder under certain circumstances to ensure compliance with the REIT provisions of the Internal Revenue Code. The repurchase would be at fair market value as set forth in the agreement between us and the stockholder. The consideration received by the stockholder in the repurchase might be characterized as the receipt by the stockholder of a dividend from us, and any stockholder entering into an agreement with us should consult its tax advisor. At present, we do not intend to waive the 9.8% ownership limit for any purchaser.

     The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock to receive a premium for their shares that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

Classification of Board, Vacancies and Removal of Directors

     Our by-laws provide for a staggered Board of Directors. Our by-laws provide for nine directors divided into three classes, with terms of three years each. The number of directors in each class and the expiration of each class term is as follows:

               Class 1    3 Directors  Expires 2000
               Class 2    3 Directors  Expires 2001
               Class 3    3 Directors  Expires 2002

     At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

     On August 30, 1999, John S. Grace, one of the Class 1 directors, resigned from our Board, leaving one vacancy on our Board. Our by-laws provide that any vacancy on our Board may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexplored term of the director he or she is replacing. Our by-laws provide that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, but only by a vote taken at a stockholder meeting. These provisions preclude stockholders form removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

Indemnification

     Our articles of incorporation obligate us to indemnify our directors and officers and to pay or reimburse expenses for them before the final disposition of a proceeding to the maximum extent permitted by Maryland law. The Corporations and Associations Article of the Annotated Code of Maryland (or the Maryland General Corporation Law) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (2) the director or officer actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Limitation of Liability

     The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services, or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our articles of incorporation provide for elimination of the liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

Maryland Business Combination Statute

     The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns ten percent or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between us and an interested stockholder unless the Board approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

     . 80% of the votes entitled to be cast by holders of outstanding voting shares; and

     . 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

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

     As permitted by the Maryland General Corporation Law, we have elected not to be governed by the Maryland business combination statute. We made this election by opting out of this statute in our articles of incorporation. If, however, we amend our articles of incorporation to opt back in to the statute, the business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating these offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Statute

     Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise at least 20% of the voting power in electing directors. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

     If voting rights are not approved at a meeting of stockholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

     .    the last control share acquisition; or

     . any meeting where stockholders considered and did not approve voting rights of the control shares.

     If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to redeem your stock back to us for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition.

     The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction.

     The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Transfer Agent and Registrar

     ChaseMellon Shareholder Services, L.L.C., 450 West 33rd Street, 15th Floor, New York, New York 10001, is the transfer agent and registrar for our stock. Its telephone number is (800) 851-9677.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discusses the material United States federal income tax considerations that relate to our treatment as a REIT and that apply to an investment in our stock. No assurance can be given that the conclusions set out below would be sustained by a court if challenged by the IRS. This summary deals only with stock that you hold as a "capital asset", which generally means property that is held for investment. It does not address tax considerations applicable to you if you are a person subject to special tax rules, such as:

     .    a dealer or trader in securities;

     .    a financial institution;

     .    an insurance company;

     . a stockholder that holds our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

     . a stockholder whose functional currency is not the United States dollar; or

     . a tax-exempt or foreign taxpayer, except to the extent discussed below.

     The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986 and regulations, rulings and judicial decisions interpreting the Internal Revenue Code as of the date of this prospectus; any of these authorities may be repealed, revoked or modified, perhaps with retroactive effect, so as to result in federal income tax consequences different from those discussed below.

     The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. We urge you to consult your own tax advisor as to the tax consequences of an investment in our stock, including the application to your particular situation of the tax considerations discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to any changes occurring after that date.

General

     We have elected to become subject to tax as a REIT for federal income tax purposes effective for our taxable year ending December 31, 1997. In the opinion of Morgan, Lewis & Bockius LLP, commencing with our taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our method of operation enables us to meet the requirements for qualification and taxation as a REIT. This opinion is based on factual assumptions and representations relating to our organization and operations and factual assumptions and representations relating to our continued efforts to comply with the various REIT tests. Qualification as a REIT depends upon our ability to meet on a continuing basis, through actual operating results, the various qualification tests imposed under the Internal Revenue Code, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, our compliance with these tests.

     There can be no assurance, however, that we will qualify as a REIT in any particular taxable year, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances. If we were not to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular domestic corporation, and you would be subject to tax in the same manner as a stockholder of a regular domestic corporation. In this event, we could be subject to a potentially substantial income tax liability in respect of each taxable year that we fail to qualify as a REIT, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated. See "Failure to qualify" below.

REIT Qualification Requirements

     The following is a brief summary of the material technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Internal Revenue Code.

     Stock Ownership Tests

     We must meet the following stock ownership tests:

     (1)  our capital stock must be transferable;

     (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

     (2) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Internal Revenue Code treats some entities as individuals.

     Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (2) and (3) above do not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our articles of incorporation provide restrictions regarding the transfer of our shares in order to aid us in meeting the stock ownership requirements. In addition, we are required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of our capital stock disclosing actual and constructive stock ownership and to maintain permanent records showing the information we have received as to the actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

     Asset Tests

     We generally must meet the following asset tests at the close of each quarter of each taxable year:

     (a) at least 75% of the value of our total assets must consist of Qualified REIT Real Estate Assets, government securities, cash and cash items; and

     (b) the value of securities that we hold (other than government securities) may not exceed 25% of the value of our total assets, and in addition, we may not hold securities of any one issuer that constitute either

          (1)  5% or more of the value of our total assets or

          (2)  10% of the outstanding voting securities of the issuer.

     "Qualified REIT Real Estate Assets" means pass-through certificates, mortgage loans and other assets of the type described in Section 856(c)(5)(B) of the Internal Revenue Code.

     We, along with one or more other entities, may form and capitalize one or more taxable subsidiaries that will engage in hedging activities, the creation of mortgage-backed securities through securitization or other activities. In order to ensure that we would not violate the more than 10% single issuer voting stock limitation, we would own only non-voting preferred and common stock, and the other entities would own all of the voting common stock. The value of our investment in any of these subsidiaries would also be limited to less than 5% of the value of our total assets at the end of each calendar quarter so that we can also comply with the 5% of value, single-issuer asset limitation. The taxable subsidiary would not elect REIT status and would distribute only net after-tax profits to its stockholders, including us. We will consult with our tax advisor to determine whether our activities or the formation and contemplated method of operation of a subsidiary corporation would cause us to fail to satisfy the REIT requirements.

     Gross Income Tests

     We generally must meet the following gross income tests for each taxable year:

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

     (a) at least 75% of our gross income must be derived from the real estate sources specified in the Internal Revenue Code, including interest income and gain from the disposition of Qualified REIT Real Estate Assets or "qualified temporary investment income," which is income derived from "new capital" within one year of its receipt; and

     (b) at least 95% of our gross income for each taxable year must be derived from sources of income qualifying for the 75% gross income test described in (a), dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to hedge variable rate debt incurred to acquire Qualified REIT Real Estate Assets) not held for sale in the ordinary course of business.

     Distribution Requirement

     We generally must distribute to our stockholders at least 95% of our REIT taxable income before deductions of dividends paid and excluding net capital gain. However, we may elect to retain, rather than distribute, our net long-term capital gains and pay the tax on these gains, while our stockholders include their proportionate share of the undistributed long-term capital gains in income and receive a credit for their share of the tax that we pay.

Failure to Qualify

     If we fail to qualify for taxation as a REIT in any taxable year and relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us, nor will we be required to make distributions. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Recent Developments

     On August 4, 1999, Congress released the "Taxpayer Refund and Relief Act of 1999," a bill that is to be sent to the White House for President Clinton's approval when Congress reconvenes in September. The bill would change the restriction on the ability of the REIT to own securities of any issuer from the current 10% of the voting securities of an issuer to 10% of the vote or value of the securities of an issuer. President Clinton's proposed budget plan, released earlier this year, included similar provisions. In addition, the bill would allow REITs to own up to 100% of the stock of "taxable REIT subsidiaries." Although a taxable REIT subsidiary would not be subject to the 10% vote or value test, a taxable REIT subsidiary would otherwise be subject to the REIT asset tests. If these provisions were to become law, we might have to change our future or current ownership of subsidiaries in order to continue to qualify as a REIT. Congress' Taxpayer Refund and Relief Act of 1999 does contain a transition rule under which securities that a REIT has held on July 12, 1999 will not be subject to this new limitation, assuming that the issuer of the securities does not engage in a substantially new line of business or acquire a substantial asset. This transition rule may exempt our ownership of 24.99% of the equity of Annaly International from the bill's provisions if it were enacted as proposed. The bill also contains a provision, among others, that would reduce a REIT's annual distribution requirement from the current 95% of REIT taxable income to 90%.

Taxation of Annaly Mortgage Management

     In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

     Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

     . If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally would be subject to a

          100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

     . We will also be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

     . If we have (1) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

     . If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year,
          (2) 95% of our REIT capital gain net income for such year and
          (3) any undistributed amount of ordinary and capital gain net income from the preceding taxable years, we would be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

     . If we acquire any asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of a C corporation and we recognize gain upon a disposition of such asset occurring within 10 years of its acquisition, then we would be subject to tax to the extent of any built-in gain at the highest regular corporate rate.

     . We also may be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

     If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Internal Revenue Code do not apply, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We would not be allowed to deduct distributions to shareholders in these years, nor would we be required to make them under the Internal Revenue Code. Further, unless entitled to the relief provisions of the Internal Revenue Code, we also would be disqualified from re-electing REIT status for the four taxable years following the year during which we became disqualified.

     We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. In order to maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation of Stockholders

     Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. If the amount we distribute to you also exceeds your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions you receive, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

     Distributions that we designate as capital gain dividends generally will be subject to tax as long-term capital gain to you, to the extent that the distributions to you and the other shareholders do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any "excess inclusion income" that is allocated to you could not be offset by any net operating loss that you may have.

Future Treasury Department regulations may require that you take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

     Dividends that we declare during the last quarter of the calendar year and actually pay to you during January of the following taxable year generally are treated as if we had paid, and you had received, them on December 31 of the calendar year and not on the date actually paid and received. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Internal Revenue Code, but you will be treated as having received these dividends in the taxable year in which their distribution is actually made.

     If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if you have held the stock for more than one year. Any loss that you recognize on the sale or exchange of our stock that you have held for six months or less generally will be treated as a long-term capital loss to the extent, with respect to the stock, of (1) any long-term capital gain dividends that you receive and (2) any long-term capital gain that we retain and the tax on which you receive a credit.

     If we do not qualify as a REIT in any year, distributions that we make to you would be taxable in the same manner discussed above, except that:

     . we would not be allowed to designate any distributions as capital gain dividends;

     . distributions would be eligible for the corporate dividends received deduction;

     .    the excess inclusion income rules would not apply to you; and

     .    you would not receive any share of our tax preference items.

     In this event, however, we could be subject to potentially substantial federal income tax liability, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

     We will report to our domestic stockholders and to the IRS the amount of distributions that we pay, and the amount of tax that we withhold on these distributions for each calendar year. Under the backup withholding rules, you may be subject to backup withholding at a rate of 31% with respect to distributions paid unless you:

     . are a corporation or otherwise within an exempt category and demonstrate this fact when required; or

     . provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

     If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against your United States federal income tax liability, provided that you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

     The discussion under this heading only applies to you if you are a tax-exempt entity.

     Subject to the discussion below regarding a "pension-held REIT," distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

     .    you have not incurred indebtedness to purchase or hold our stock;

     .    you do not otherwise use our shares in an unrelated trade or business;
          and

     . we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to "excess inclusion" income as defined under section 860E of the Internal Revenue Code.

     If we were to be treated as a "taxable mortgage pool," however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

     In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our interests at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that qualifies under section 401(a) of the Internal Revenue Code. We would be treated as a "pension-held REIT" if (1) we would not have qualified as a REIT but for the provisions of the Internal Revenue Code which look through qualified pension trust stockholders to the qualified pension trust's beneficiaries in determining stock ownership of a REIT and (2) at least one qualified pension trust holds more than 25% of our stock by value or one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

     If you are exempt from federal income taxation under sections 501(c)(7),
(c)(9), (c)(17), and (c)(20) of the Internal Revenue Code, then distributions you receive may also constitute UBTI; we urge you to consult your tax advisor concerning the applicable "set aside" and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign Holders

     The discussion under this heading applies to you only if you are not a U.S. person. A U.S. person is a person who is:

     .    a citizen or resident of the United States;

     . a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     . an estate whose income is includible in gross income for United States Federal income tax purposes regardless of its source; or

     . a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996 and has made an election to be treated as a U.S. person;

     This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Distributions

     Except for distributions attributable to gain from the dispositions of real property interests or designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with a United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, some of which will change on January 1, 2001.

     Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of our stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation.

     Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

     . your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

     . you are a nonresident alien individual who is present in the United States for 183 days or more in the taxable year and other requirements are met.

     Distributions that are attributable to your disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as "United States real property interests" as defined by FIRPTA, the FIRPTA provisions should not apply to your investment in our stock.

     Gain on Disposition

     You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

     . the gain is effectively connected with your conduct of a trade or business within the United States;

     . you are a nonresident alien individual who holds our stock as a capital asset and is present in the United States for 183 or more days in the taxable year and other requirements are met; or

     .    you are subject to tax under the FIRPTA rules discussed below.

     Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively-connected gains will not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

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     Under FIRPTA, you may be subject to tax on gain recognized from your sale or other disposition of our stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a "domestically-controlled REIT." A REIT qualifies as "domestically-controlled" as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a "domestically-controlled REIT," although no assurances can be provided because our shares are publicly-traded.

State and Local Taxes

     We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisor regarding the effect of state and local tax laws.

                             PLAN OF DISTRIBUTION

     We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

     Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

     Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

     Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

     Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any

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of these securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the series of securities, if any are purchased.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

     In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Securities and Exchange Commission pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

     The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

     The common stock is listed on the New York Stock Exchange under the symbol "NLY." The preferred stock will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any shares of preferred stock.

                                    EXPERTS

     Deloitte & Touche LLP, independent auditors, have audited our financial statements as of December 31, 1998 and 1997 and for the year ended December 31, 1998 and the period ended December 31, 1997, as set forth in their reports which are incorporated in this prospectus by reference. Our financial statements are incorporated by reference in reliance on Deloitte & Touche LLP's reports, given on their authority as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the securities offered hereby is being passed upon for us by Morgan, Lewis & Bockius LLP. The opinion of counsel described under the heading "Federal Income Tax Considerations" is being rendered by Morgan, Lewis & Bockius LLP. This opinion is subject to various assumptions and is based on current tax law.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information. This material can also be obtained from the Commission's worldwide web site at http://www.sec.gov. Our outstanding common stock is listed on the NYSE under the symbol "NLY," and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the Commission (File No. 1-13447) under the Securities Exchange Act of 1934 (the "Exchange Act"), and these documents are incorporated herein by reference:

     .    Our Annual Report on Form 10-K for the year ended December 31, 1998.

     . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     .    Our Proxy Statement dated March 25, 1999.

     . The description of our common stock included in our registration statement on Form 8-A, as amended.

     Any documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any documents we file pursuant to these sections of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents.

     Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

     You may obtain copies of all documents which are incorporated in this prospectus by reference (other than the exhibits to such documents which are not specifically incorporated by reference herein) without charge upon written or oral request to Investor Relations, at Annaly Mortgage Management, Inc., 12 East 41st Street, Suite 700, New York, New York, 10017, telephone number (212) 696-0100.

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

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                                5,000,000 Shares

                        ANNALY MORTGAGE MANAGEMENT, INC.

                                  Common Stock



                               ----------------

                             PROSPECTUS SUPPLEMENT

                               ----------------


                            FRIEDMAN BILLINGS RAMSEY

                              SCHRODER & CO. INC.

                           TUCKER ANTHONY CLEARY GULL

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